CALCULATION OF REGISTRATION FEE

Class of securities offered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
Common Stock, par value $5.00	25,142,858	$35.00	$880,000,030.00	$62,744.00

(1) The filing fee of $62,744.00 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed pursuant to Rule 424(b)(5)
SEC File No. 333-163220

Prospectus Supplement

(To Prospectus dated March 8, 2010)

22,857,143 Shares

Comerica Incorporated

Common stock

We are offering 22,857,143 shares of our common stock, par value $5 per share. We will receive all of the net proceeds from the sale of our common stock. Subject to consultation with our banking regulators, we intend to use the net proceeds, together with other funds, to redeem the Series F Preferred Stock we issued to the U.S. Department of the Treasury as part of the Treasury’s TARP Capital Purchase Program. See “Use of Proceeds.”

Our common stock is listed and traded on the New York Stock Exchange under the symbol “CMA.” On March 5, 2010, the last reported sale price of our common stock on the New York Stock Exchange was $36.74 per share.

	Per share	Total

Initial public offering price	$35.000	$800,000,005

Underwriting discounts and commissions	$1.225	$28,000,000

Proceeds to Comerica, before expenses	$33.775	$772,000,005

We have granted the underwriters an option, exercisable within the 30-day period from the date of this prospectus supplement, to purchase up to an additional 2,285,715 shares of our common stock, at the initial public offering price, less the underwriting discounts and commissions to cover over-allotments.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2009 to read about some of the factors you should consider before buying our common stock.

Our common stock is not a savings account, deposit or other obligation of any of our bank or nonbank subsidiaries and is not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

None of the Securities and Exchange Commission any state securities commission, the FDIC, the Board of Governors of the Federal Reserve System or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common stock in book-entry form only through the facilities of The Depository Trust Company, against payment on or about March 12, 2010.

J.P. Morgan

Sole Book-Running Manager

Sandler O’Neill + Partners, L.P.	BofA Merrill Lynch

Citi	Credit Suisse	Goldman, Sachs & Co.	Morgan Stanley

Comerica Securities

March 9, 2010

Prospectus supplement

About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated March 8, 2010, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” below.

When acquiring any securities discussed in this prospectus supplement, you should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. Neither we nor any underwriters have authorized anyone to provide you with different information. We are not, and the underwriters are not, offering the common stock in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Comerica,” the “Company,” “we,” “us” and “our” refer to Comerica Incorporated and its subsidiaries.

Where you can find more information

We have filed a registration statement with the Securities and Exchange Commission (the ”SEC”). The prospectus is part of the registration statement, and the registration statement also contains additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

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The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus supplement and before the termination of the offering of the securities (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act).

The documents listed below are incorporated by reference into this prospectus supplement:

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Current Reports on Form 8-K filed January 8, 2010 and January 28, 2010 (excluding the information under Item 7.01 and the information incorporated by reference therein under Exhibit 99.1);

•	The preliminary Proxy Statement on Schedule 14A filed on March 4, 2010; and

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The description of our common stock set forth in our registration statement on Form S-4/A, filed on December 14, 2000, including any amendment or report filed with the SEC for the purpose of updating such description.

Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. We will provide without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus supplement or the accompanying prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) and a copy of any or all other contracts or documents which are referred to in this prospectus supplement or the accompanying prospectus. You may request a copy of these filings at the address and telephone number set forth below.

In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about Comerica. The agreements may contain representations, warranties, covenants or agreements by Comerica or other parties, which should not be treated as categorical statements of fact or representations or commitments of or to anyone other than the parties to such agreements, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

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You may request a copy of our SEC filings, at no cost, by writing or telephoning us at the following address:

Investor Relations

Comerica Incorporated

Comerica Bank Tower

1717 Main Street, MC 6506

Dallas, Texas 75201

Phone: (214)  462-6831

Forward-looking statements

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus and the accompanying prospectus include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All statements regarding Comerica’s expected financial position, strategies and growth prospects and general economic conditions Comerica expects to exist in the future are forward-looking statements. Words such as “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica’s management based on information known to Comerica’s management as of the date such statements were made and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica’s management for future or past operations, products or services, and forecasts of Comerica’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica’s management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica’s actual results could differ materially from those discussed.

Factors that could cause or contribute to such differences are further economic downturns, changes in the pace of an economic recovery and related changes in employment levels, changes in real estate values, fuel prices, energy costs or other events that could affect customer income levels or general economic conditions, the effects of recently enacted legislation, actions taken by or proposed by the United States Department of Treasury (the “U.S. Treasury”), the FDIC, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Texas Department of Banking or other governmental entities, and legislation enacted in the future, as well as the expiration of such legislation and regulatory actions, the effects of war and other armed conflicts or acts of terrorism, the effects of natural disasters including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts and floods, the disruption of private or public utilities, the implementation of Comerica’s strategies and business models, management’s ability to maintain and expand customer relationships, changes in customer borrowing, repayment, investment and deposit practices, management’s ability to retain key officers and employees,

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changes in the accounting treatment of any particular item, the impact of regulatory examinations, declines or other changes in the businesses or industries in which Comerica has a concentration of loans, including, but not limited to, the automotive production industry and the real estate business lines, the anticipated performance of any new banking centers, the entry of new competitors in Comerica’s markets, changes in the level of fee income, changes in applicable laws and regulations, including those concerning taxes, banking, securities and insurance, changes in trade, monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board, fluctuations in inflation or interest rates, changes in general economic, political or industry conditions and related credit and market conditions, the interdependence of financial service companies and adverse conditions in the stock market. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to Comerica’s filings with the SEC, and, in particular, see “Item 1A. Risk Factors” beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2009. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, except as required by law. For any forward-looking statements made in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Summary

The following information should be read together with the information contained in or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before making a decision about whether to invest in the common stock. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If any statement in this prospectus supplement conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document.

Comerica Incorporated

Comerica Incorporated (“Comerica”) is a financial services company incorporated under the laws of the State of Delaware, and headquartered in Dallas, Texas. As of December 31, 2009, it was among the 25 largest commercial bank holding companies in the United States. Comerica was formed in 1973 to acquire the outstanding common stock of Comerica Bank, which at such time was a Michigan banking corporation and one of Michigan’s oldest banks (formerly Comerica Bank-Detroit). On October 31, 2007, Comerica Bank, a Michigan banking corporation, was merged with and into Comerica Bank, a Texas banking association (“Comerica Bank”). As of December 31, 2009, Comerica owned directly or indirectly all the outstanding common stock of two active banking and 48 nonbanking subsidiaries. At December 31, 2009, Comerica had total assets of approximately $59.2 billion, total deposits of approximately $39.7 billion, total loans (net of unearned income) of approximately $42.2 billion and shareholders’ equity of approximately $7.0 billion.

Comerica has strategically aligned its operations into three major business segments (the Business Bank, the Retail Bank, and Wealth & Institutional Management) across four primary geographic markets (the Midwest (Michigan, Ohio and Illinois), Western (California, Arizona, Nevada, Colorado and Washington), Texas and Florida markets). In addition to the three major business segments, the Finance Division is also reported as a segment.

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The Business Bank is primarily comprised of the following businesses: middle market, commercial real estate, national dealer services, international finance, global corporate, leasing, financial services, and technology and life sciences. This business segment meets the needs of medium-size businesses, multinational corporations and governmental entities by offering various products and services, including commercial loans and lines of credit, deposits, cash management, capital market products, international trade finance, letters of credit, foreign exchange management services and loan syndication services.

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The Retail Bank includes small business banking and personal financial services, consisting of consumer lending, consumer deposit gathering and mortgage loan origination. In addition to a full range of financial services provided to small business customers, this business segment offers a variety of consumer products, including deposit accounts, installment loans, credit cards, student loans, home equity lines of credit and residential mortgage loans.

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Wealth & Institutional Management offers products and services consisting of fiduciary services, private banking, retirement services, investment management and advisory services, investment banking and discount securities brokerage services. This business segment also offers the sale of annuity products, as well as life, disability and long-term care insurance products.

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The Finance segment includes Comerica’s securities portfolio and asset and liability management activities. This segment is responsible for managing Comerica’s funding, liquidity and capital needs, performing interest sensitivity analysis and executing various strategies to manage Comerica’s exposure to liquidity, interest rate risk and foreign exchange risk.

Comerica has two active banking subsidiaries, Comerica Bank and Comerica Bank & Trust, National Association. Comerica has consolidated most of its banking business into Comerica Bank, which is chartered by the State of Texas, and at the state level is supervised and regulated by the Texas Department of Banking. Comerica Bank is a member of the Federal Reserve System and supervised and regulated by the Federal Reserve Bank of Dallas, and has branches in Texas, Michigan, California, Florida and Arizona. Comerica Bank & Trust, National Association is chartered under federal law and is subject to supervision and regulation by the Office of the Comptroller of the Currency. Comerica Bank & Trust, National Association is also a member of the Federal Reserve System. The deposits of Comerica Bank and Comerica Bank & Trust, National Association are insured by the Deposit Insurance Fund of the FDIC to the extent provided by law. Comerica is a banking holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and has elected to become a financial holding company under the provisions of the Gramm-Leach-Blilely Act. Accordingly, Comerica is subject to supervision and regulation at the federal level by the Federal Reserve Board.

Comerica’s principal executive office is at Comerica Bank Tower, 1717 Main Street, Dallas, Texas 75201, and its telephone number is (214) 462-6831.

Conflicts of interest

Our subsidiary, Comerica Securities, Inc., is a member of the Financial Industry Regulatory Authority (“FINRA”) and is participating in the distribution of the offered securities. The distribution arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of FINRA regarding a FINRA member’s firm participation in the distribution of securities of an affiliate. In accordance with Rule 2720, no FINRA member firm may make sales in this offering to any discretionary account without the prior approval of the customer.

The offering

The following summary of the offering contains basic information about the offering and our common stock. It is not intended to be complete, and it does not contain all the information that is important to you. For a more complete understanding of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock.”

Issuer	Comerica Incorporated, a Delaware corporation

Securities offered	22,857,143 shares (par value $5 per share)

Common stock outstanding after this offering	174,031,379 shares (176,317,094 shares of common stock if the underwriters exercise their over-allotment option in full)(1)(2)

Over-allotment option	We have granted the underwriters an option to purchase up to 2,285,715 additional shares of common stock within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.

Use of proceeds	We estimate that the net proceeds of this offering will be approximately $771.5 million (or approximately $848.7 million if the underwriters exercise their over-allotment option in full), after deduction of underwriting discounts and commissions and expenses payable by us. Subject to consultation with our banking regulators, we will notify the U.S. Treasury of our intent to repurchase all of the 2,250,000 shares of our Series F Preferred Stock that we sold to the Treasury under the TARP Capital Purchase Program (the “CPP”) for a total purchase price of $2.25 billion. If permitted to do so, we expect to fund any such repurchase with the net proceeds of this offering and other available funds. There can be no assurance that the U.S. Treasury will approve our application to repurchase the Series F Preferred Stock. If the U.S. Treasury does not approve our application with respect to the Series F Preferred Stock repurchase, we will use the net proceeds of this offering for general corporate purposes, which may include contributing some portion of the net proceeds to the capital of our subsidiaries, which would use such amount for their general corporate purposes. Upon repurchase of the Series F Preferred Stock, we currently plan to repurchase the Warrant that we issued to the U.S. Treasury as a result of our participation in the CPP, at a price to be negotiated with the

(1)	The number of shares of common stock outstanding immediately after the closing of this offering is based on 151,174,236 shares of common stock outstanding as of February 22, 2010.

(2)	Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes approximately 25.3 million shares of common stock reserved for issuance under our equity compensation plans, of which approximately 20.3 million shares are issuable upon the exercise of options, warrants and other rights outstanding as of February 22, 2010 at a weighted-average exercise price of $48.13, and excludes any issuance of shares of our common stock upon exercise of the Warrant to purchase 11,479,592 shares of our common stock at an exercise price of $29.40 per share held by the U.S. Treasury.

U.S. Treasury. However, we may not repurchase the Warrant, in which case the U.S. Treasury may exercise the Warrant or sell the Warrant to third parties. See “Risk factors—There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.”

Risk factors	Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2009 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a description of certain risks you should consider before investing in our common stock.

NYSE symbol	“CMA”

Summary financial information

The following summary financial information has been derived from, and is qualified by reference to, our audited consolidated financial statements and related notes. This information is only a summary and you should read it in conjunction with our financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year ended December 31,
(in millions, except per share amounts)	2009	2008	2007	2006	2005

Earnings summary:
Net interest income	$1,567	$1,815	$2,003	$1,983	$1,956
Provision for loan losses	1,082	686	212	37	(47)
Noninterest income	1,050	893	888	855	819
Noninterest expenses	1,650	1,751	1,691	1,674	1,613
Provision (benefit) for income taxes	(131)	59	306	345	393
Net income	17	213	686	893	861
Preferred stock dividends	134	17	—	—	—
Net income (loss) attributable to common shares	(118)	192	680	886	858

Per share of common stock:
Diluted net income (loss)	$(0.79)	$1.28	$4.43	$5.49	$5.11
Cash dividends declared	0.20	2.31	2.56	2.36	2.20
Common shareholders’ equity	31.82	33.31	34.12	32.70	31.11
Market value	29.57	19.85	43.53	58.68	56.76
Average diluted shares (in thousands)	149	149	154	161	168

Year-end balances
Total assets	$59,249	$67,548	$62,331	$58,001	$53,013
Total earning assets	54,558	62,374	57,448	54,052	48,646
Total loans	42,161	50,505	50,743	47,431	43,247
Total deposits	39,665	41,955	44,278	44,927	42,431
Total medium- and long-term debt	11,060	15,053	8,821	5,949	3,961
Total common shareholders’ equity	4,878	5,023	5,117	5,153	5,068
Total shareholders’ equity	7,029	7,152	5,117	5,153	5,068

Average balances:
Total assets	$62,809	$65,185	$58,574	$56,579	$52,506
Total earning assets	58,162	60,422	54,688	52,291	48,232
Total loans	46,162	51,765	49,821	47,750	43,816
Total deposits	40,091	42,003	41,934	42,074	40,640
Total medium- and long-term debt	13,334	12,457	8,197	5,407	4,186
Total common shareholders’ equity	4,959	5,166	5,070	5,176	5,097
Total shareholders’ equity	7,099	5,442	5,070	5,176	5,097

Credit quality:
Total allowance for credit losses	$1,022	$808	$578	$519	$549
Total nonperforming loans	1,181	917	404	214	138
Foreclosed property	111	66	19	18	24
Total nonperforming assets	1,292	983	423	232	162
Net credit-related charge-offs	869	472	153	72	116
Net credit-related charge-offs as a percentage of average total loans	1.88%	0.91%	0.31%	0.15%	0.26%
Allowance for loan losses as a percentage of total period-end loans	2.34	1.52	1.10	1.04	1.19
Allowance for loan losses as a percentage of total nonperforming loans	83	84	138	231	373

Ratios:
Net interest margin	2.72%	3.02%	3.66%	3.79%	4.06%
Return on average assets	0.03	0.33	1.17	1.58	1.64
Return on average common shareholders’ equity	(2.37)	3.79	13.52	17.24	16.90
Dividend payout ratio	N/M	179.07	57.79	42.99	43.05
Tier 1 capital as a percentage of risk-weighted assets	12.46	10.66	7.51	8.03	8.38

Risk factors

Your investment in our common stock involves risks. This prospectus supplement and the accompanying prospectus do not describe all of those risks. Before purchasing any shares of our common stock, you should carefully consider the following risk factors, which are specific to the shares of common stock being offered, as well as the risks and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussions in our Annual Report on Form 10-K for the year ended December 31, 2009, including in the Risk Factors and Risk Management sections of that report, as such discussions may be amended or updated in other reports filed by us with the SEC.

Our stock price can be volatile, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The market price of our common stock may fluctuate due to a variety of factors, many of which are beyond our control, including, among other things, and in addition to those described in “Forward-Looking Statements”:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

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changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or our common stock or other securities, or with respect to other financial institutions or their securities;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions, financings and other material events;

•	actions by our current shareholders, including sales of common stock by existing shareholders and/or directors and executive officers;

•	fluctuations in the stock price and operating results of our competitors;

•	future sales by us or our subsidiaries of equity or equity-related securities;

•	changes in the frequency or amount of future dividends or share repurchases, if any;

•	proposed or adopted regulatory changes or developments that affect or may affect our industry generally or our business and operations specifically;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•	domestic and international economic factors unrelated to our performance; and

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general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility, and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, stock markets in general have experienced and continue to experience significant price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance or prospects. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under the heading “Underwriting” below, we are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common stock or preferred stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to shareholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of this offering, other capital raising strategies, sales of shares of our common stock or other securities made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

In connection with our participation in the CPP, in addition to the issuance of our Series F Preferred Stock, we issued a Warrant representing the right (subject to anti-dilution adjustment) to purchase 11,479,592 shares of our common stock to the U.S. Treasury at an exercise price of $29.40 per share. The Warrant expires ten years from the issuance date, and Comerica has provided the U.S. Treasury with registration rights covering the Warrant and the underlying shares of common stock. Upon repurchase of the Series F Preferred Stock, we currently plan to repurchase the Warrant at a price to be negotiated, though we may not decide or be able to do so; and if we do not repurchase the Warrant, the Treasury could either exercise the Warrant or sell it to third parties. The issuance of additional shares of common stock as a result of exercise of this Warrant or the issuance of convertible securities would dilute the ownership interest of our existing common stockholders. In addition, we have in the past and will likely in the future issue stock options, convertible preferred stock, convertible debentures and/or other securities that may have a dilutive effect on our common stock. The market price of our common stock could decline as a result of this offering, other capital raising strategies or other sales of a large block of shares of our common stock or similar securities in the market after this offering, or the perception that such sales could occur.

There can be no assurance as to if or when the Series F Preferred Stock can be redeemed

Subject to consultation with our banking regulators, we intend to repurchase all of the 2,250,000 shares of our Series F Preferred Stock as described in “Use of Proceeds.” However, there can be no assurance as to when the Series F Preferred Stock can be repurchased. Until such time as the Series F Preferred Stock is repurchased, we will remain subject to the terms and conditions of the CPP and related documents, which, among other things, require us to obtain regulatory approval to pay dividends on our common stock in excess of $0.33 per share and, with limited exceptions, to repurchase shares of our common stock. Further, our continued participation in the CPP subjects us to increased regulatory and legislative oversight, including with respect to executive compensation. These and any future oversight or legal requirements or implementing standards under the CPP may have unforeseen or unintended adverse effects on the financial services industry as a whole, and particularly on CPP participants such as ourselves.

You may not receive dividends on the common stock.

We are a holding company that conducts substantially all of our operations through our bank and other subsidiaries. As a result, our ability to make dividend payments on the common stock depends primarily on certain federal and state regulatory considerations and the receipt of dividends and other distributions from our subsidiaries. See “—We are a holding company and rely on dividends from our subsidiaries for most of our revenue and our ability to make dividends, distributions and other payments.”

Holders of our common stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. We are incorporated in Delaware and governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. During times of financial or market stress, which may adversely impact earnings or alternative methods of raising capital, we may be required or may deem it prudent to reduce dividends on our common stock in order to build or conserve capital. Holders of our common stock are also subject to the prior dividend rights of holders of our preferred stock at any time outstanding.

As noted above, under the terms of the Series F Preferred Stock held by the U.S. Treasury, our ability to declare or pay dividends on our common stock will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on the Series F Preferred Stock. In addition, prior to November 14, 2011, unless we have redeemed all of the Series F Preferred Stock or the U.S. Treasury has transferred all of the Series F Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, increase our quarterly common stock dividend above $0.33 per share, except in limited circumstances.

Although we have historically declared cash dividends on our common stock, we are not required to do so. We have in the past and may further reduce or eliminate our common stock dividend in the future to further preserve capital in light of the challenges facing the banking industry and regulatory constraints or for other reasons. Any such reduction or elimination could also adversely affect the market price of our common stock. In determining the amount of any future dividends, our board of directors will consider economic and market conditions, our financial condition and operating results and other factors, including contractual restrictions and applicable governmental regulations and policies (such as those relating to the ability of bank and non-bank subsidiaries to pay dividends to the parent company).

We are a holding company and rely on dividends from our subsidiaries for most of our revenue and our ability to make dividends, distributions and other payments.

We are a separate and distinct legal entity from our banking and nonbanking subsidiaries, and depend on the payment of dividends from our subsidiaries, principally our banking subsidiaries, for most of our revenues. As a result, our ability to make dividend payments on our common stock depends primarily on certain federal and state regulatory considerations and the receipt of dividends and other distributions from our subsidiaries. There are various regulatory and prudential supervisory restrictions, which may change from time to time, on the ability of our banking subsidiaries to pay dividends or make other payments to us. For additional information regarding the regulatory restrictions applicable to us and our subsidiaries, see “Item 1. Business—Regulation and Supervision” in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein.

For example, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiaries, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if our banking subsidiaries were to pay dividends. The Federal Reserve and the Office of the Comptroller of the Currency have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings. The Federal Reserve recently released a supervisory letter advising bank holding companies, among other things, that as a general matter a bank holding company should inform the Federal Reserve and should eliminate, defer or significantly reduce its dividends if (i) the bank holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (ii) the bank holding company’s prospective rate of earnings is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition, or (iii) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. In addition, Comerica Bank is also subject to limitations under Texas state law regarding the amount of earnings that may be paid out as dividends, and requiring prior approval for payments of dividends that exceed certain levels.

The common stock is equity and therefore is subordinate to our existing and future indebtedness and preferred stock and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

Shares of the common stock are equity interests in us and do not constitute indebtedness. As such, shares of our common stock will rank junior to all of our current and future indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in the event of liquidation. As of December 31, 2009, we had $11.5 billion of borrowed funds and $39.7 billion of deposits on a consolidated basis. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of holders of the Series F Preferred Stock.

We may make additional offerings of debt securities, including medium-term notes, trust preferred securities, senior or subordinated notes. In addition, our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of our common stock. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock could be adversely affected.

Furthermore, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our right to participate in any distribution of assets of any of our subsidiaries upon its liquidation or otherwise, and thus your ability as a holder of the common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of such subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, our common stock is effectively subordinated to all existing and future liabilities and obligations of our subsidiaries.

Anti-takeover provisions could negatively impact our shareholders.

Provisions of Delaware law and provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us, even if an acquisition might be in the best interests of our shareholders. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors. In addition, our certificate of incorporation provides for heightened voting and approval requirements for business transactions with shareholders holding 10% or more of the outstanding shares of any class or series of our capital stock, and permits our board to issue a series of preferred stock without any action on the part of the holders of our common stock, which could be issued as a defensive measure in response to a takeover proposal. Directors of Comerica may only be removed for cause by a vote of the holders of a majority of the outstanding stock entitled to vote, and vacancies on the Comerica board of directors may only be filled by the Comerica board of directors. Further, while Comerica does not have a shareholder rights plan currently in effect, under Delaware law, Comerica’s board of directors can adopt a shareholder rights plan without stockholder approval. If adopted, a shareholder rights plan could result in substantial dilution to a person or group that attempts to acquire Comerica on terms not approved by Comerica’s board of directors. See “Description of Capital Stock—Selected Provisions in the Articles of Comerica” in the accompanying prospectus.

In addition, the ability of a third party to acquire us is also limited under applicable banking regulations. The BHCA requires any bank holding company (as defined in that Act) to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act of 1978. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the BHCA.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $771.5 million (or approximately $848.7 million if the underwriters exercise their over-allotment option in full), after deduction of underwriting discounts and commissions and expenses payable by us.

Subject to consultation with our banking regulators, we will notify the U.S. Treasury of our intent to repurchase all of the 2,250,000 shares of our Series F Preferred that we sold to the Treasury under the CPP for a total purchase price of $2.25 billion. If permitted to do so, we expect to fund a portion of any such repurchase with the net proceeds of this offering and other available funds. The Series F Preferred Stock would be repurchased at its $1,000 per share liquidation preference, plus accrued and unpaid interest. However, there can be no assurance that the U.S. Treasury will approve our application to repurchase the Series F Preferred Stock.

Although we intend to use the net proceeds from this offering, together with other funds, to redeem the Series F Preferred Stock, the consummation of this offering is not conditioned upon such redemption.

If the U.S. Treasury does not approve our application with respect to the Series F Preferred Stock repurchase, we will use the net proceeds of this offering for general corporate purposes, which may include contributing some portion of the net proceeds to the capital of our subsidiaries, which would use such amount for their general corporate purposes.

Upon repurchase of the Series F Preferred Stock, we currently plan to repurchase the Warrant that we issued to the U.S. Treasury as a result of our participation in the CPP at a price to be negotiated with the U.S. Treasury. However, we may not decide or be able to do so; and if we do not repurchase the Warrant, the U.S. Treasury may exercise the Warrant or sell the Warrant to third parties. See “Risk Factors—There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.”

Price range of common stock and dividends

Our common stock is listed and traded on the NYSE under the symbol “CMA.” As of February 22, 2010, there were 151,174,236 shares of our common stock issued and outstanding. The following tables set forth for the periods indicated the high and low reported sales prices of our common stock on the NYSE, and the cash dividends declared per share. On March 5, 2010, the last reported sale price of our common stock on the NYSE was $36.74 per share.

Quarter ended	High	Low	Dividends declared

2010
March 31 (through March 5, 2010)	$37.32	$29.68	$0.05	(1)

2009
December 31	$32.30	$26.49	$0.05
September 30	31.83	19.94	0.05
June 30	26.47	16.03	0.05
March 31	21.20	11.72	0.05

2008
December 31	$37.01	$15.05	$0.33
September 30	43.99	19.31	0.66
June 30	40.62	25.61	0.66
March 31	45.19	34.51	0.66

(1)	Dividends payable to holders of shares of common stock as of the close of business on March 15, 2010.

Certain United States federal tax consequences to

non-U.S. holders of common stock

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders who acquire such shares in this offering and hold such shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local, or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, non-U.S. holders who actually or constructively own or have owned five percent or more of either the total voting power or the total value of our stock, and certain U.S. expatriates).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR

COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitute a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate.

A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock.

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States.

Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on sale or other disposition of common stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation, which we refer to as a “USRPHC,” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses. We believe we are not, and have not been, a USRPHC, and we do not expect to become a USRPHC.

Backup withholding, information reporting and other reporting requirements

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a non-U.S. holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as the sole book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.	16,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,657,143
Sandler O’Neill & Partners, L.P.	1,657,143
Citigroup Global Markets Inc.	857,143
Credit Suisse Securities (USA) LLC	857,143
Goldman, Sachs & Co.	857,143
Morgan Stanley & Co. Incorporated	857,143
Comerica Securities, Inc.	114,285

Total	22,857,143

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters initially propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.735 per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 2,285,715 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $1.225 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-allotment exercise	With over-allotment exercise

Per share	$1.225	$1.225
Total	$28,000,000	$30,800,001

We estimate that our total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $500,000.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that for a period of 90 days after the date of this prospectus supplement we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock (regardless of whether any of such transactions described in clause (i) or (ii) above are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. The foregoing restriction will not apply to (a) the shares of common stock to be issued and sold in this offering, (b) the grant or issuance of stock options or other securities pursuant to or in connection with any employment contract, benefit plan or similar arrangement with or for the benefit of employees, officers, directors or consultants pursuant to plans in effect on the date of this prospectus supplement, (c) sales or issuances of securities pursuant to contractually binding requirements or agreements in effect on the date of this prospectus supplement or upon the exercise or conversion of any securities, options, warrants or other rights that are outstanding on the date of this prospectus supplement pursuant to their terms or (d) any issuance pursuant to the exercise of the Warrant issued to the U.S. Treasury pursuant to the CPP.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, common stock which may be deemed to be beneficially owned by the applicable director or executive officer in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock without the prior written consent of J.P. Morgan Securities Inc., in each case other than (A) transfers of shares of our common stock as a bona fide gift or gifts, (B) distributions of shares of our common stock to members or stockholders of the applicable director or executive officer, (C) the transfer or intestate succession to the legal representatives or a member of the immediate family of the applicable director or executive officer, (D) the establishment of any contract, instruction or plan in effect on the date hereof that satisfies all of the requirements of Rule 10b5- 1(c)(1)(i)(B) (a “Plan”) provided that no sales of our common stock or securities convertible into, or exchangeable or exercisable for our common stock, are made pursuant to the Plan prior to the expiration of the 60-day period if such Plan was established after the date hereof, (E) dispositions from any grantor retained annuity trust in existence on the date of such lock-up agreement established for the direct benefit of the applicable director or executive officer and/or a member of the immediate family of the applicable director or executive officer pursuant to the terms of such trust, (F) the distribution to any partnership, corporation or limited liability company controlled by the applicable director or executive officer or by a member of the immediate family of the applicable director or executive officer, (G) the disposition pursuant to a pledge in effect on the date of such lock-up agreement of our common stock or securities convertible into, or exchangeable or exercisable for, our common stock as security for a margin account pursuant to the terms of such account, (H) the exercise pursuant to the Comerica’s stock option or other equity award plans in effect on the date of such lock-up agreement effected by means of net share settlement or by the delivery or sale of shares of our common stock held by the applicable director or executive officer or transactions with Comerica pursuant to Comerica’s equity award plans in effect on the date of such lock-up agreement for full or partial payment of taxes required to be paid upon the settlement or vesting of restricted shares of, or restricted stock units settleable in, our common stock or (I) dispositions to the extent such dispositions result in net proceeds to the undersigned in an amount up to the aggregate exercise price due from the applicable director or executive officer upon the exercise of Company common stock options pursuant to Company equity plans in effect on the date of such lock-up agreement that would expire on or before the end of the period covered by the lock-up agreement and are not capable of net share settlement in respect of such exercise price; provided that in the case of any transfer or distribution pursuant to clause (A) (other than in the case of charitable gifts to not-for-profit organizations), (B), (C) or (F), each donee or distributee shall execute and deliver to J.P. Morgan Securities Inc. a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (A), (B), (D) or (F), such transfer is not a transfer for value and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above).

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is listed on the New York Stock Exchange under the symbol “CMA.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions to the extent that they are in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Conflicts of interest

Our subsidiary, Comerica Securities, Inc., is a member of FINRA and is participating in the distribution of the offered securities. The distribution arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of FINRA regarding a FINRA member’s firm participation in the distribution of securities of an affiliate. In accordance with Rule 2720, no FINRA member firm may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including Comerica Securities, Inc., may use this prospectus supplement and the attached prospectus in connection with offers and sales of the shares of common stock in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Certain of the underwriters and their affiliates have in the past provided to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come to possess this prospectus supplement or the accompanying prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) no underwriter has made or will make an offer of securities described in this prospectus to the public in that Relevant Member State, except that an underwriter may, with effect from and including the Relevant Implementation Date, make an offer of such securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances falling within Article 3 of the EU Prospectus Directive;

provided that no such offer of the securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression European Union Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The shares of common stock of Comerica may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the shares of common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of common stock of Comerica.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of

Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Legal matters

The validity of the shares of common stock that we are offering and certain other legal matters relating to the offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, special counsel to Comerica, and by Mr. Thad A. Schaefer, Senior Vice President and Assistant General Counsel – Corporate Planning & Development and Wealth Management. Mr. Schaefer beneficially owns or has rights to acquire an aggregate of less than 1% of Comerica’s common stock. Certain legal matters will be passed upon for the underwriters by Mayer Brown LLP. From time to time, Mayer Brown LLP has represented Comerica on various matters and may do so in the future.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference herein. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

Comerica Incorporated

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants to Purchase Common Stock, Preferred Stock and Debt Securities

Stock Purchase Contracts

Stock Purchase Units

Comerica Capital Trust III

Capital Securities Guaranteed to the Extent Provided in this Prospectus by

Comerica Incorporated

Comerica or Comerica Capital Trust III will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of these securities.

Comerica’s common stock is traded on the New York Stock Exchange under the symbol “CMA.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts but are unsecured obligations of Comerica. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

March 8, 2010

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither Comerica nor Comerica Capital Trust III has authorized anyone else to provide you with different information. Comerica and Comerica Capital Trust III are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Comerica’s business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless the context requires otherwise, references to “Comerica,”, “we,” “us” or “our” are to Comerica Incorporated and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities Comerica or Comerica Capital Trust III may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”). For additional information regarding Comerica and Comerica Capital Trust III and the offered securities, please refer to the registration statement. Each time Comerica or Comerica Capital Trust III sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

This prospectus is part of a registration statement that Comerica and Comerica Capital Trust III filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All statements regarding Comerica’s expected financial position, strategies and growth prospects and general economic conditions Comerica expects to exist in the future are forward-looking statements. Words such as “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica’s management based on information known to Comerica’s management as of the date of this prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica’s management for future or past operations, products or services, and forecasts of Comerica’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica’s management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica’s actual results could differ materially from those discussed.

Factors that could cause or contribute to such differences are further economic downturns, changes in the pace of an economic recovery and related changes in employment levels, changes in real estate values, fuel prices, energy costs or other events that could affect customer income levels or general economic conditions, the effects of recently enacted legislation, such as the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, and actions taken by the U.S. Department of Treasury, the Board of Governors of the Federal Reserve System, the Texas Department of Banking and the Federal Deposit Insurance Corporation, the effects of war and other armed conflicts or acts of terrorism, the effects of natural disasters including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts and floods, the disruption of private or public utilities, the implementation of Comerica’s strategies and business models, management’s ability to maintain and expand customer relationships, changes in customer borrowing, repayment, investment and deposit practices, management’s ability to retain key officers and employees, changes in the accounting treatment of any particular item, the impact of regulatory examinations, declines or other changes in the businesses or industries in which Comerica has a concentration of loans, including, but not limited to, the automotive production industry and the real estate business lines, the anticipated performance of any new banking centers, the entry of new competitors in Comerica’s markets, changes in the level of fee income, changes in applicable laws and regulations, including those concerning taxes, banking, securities and insurance, changes in trade, monetary and fiscal policies, including the interest rate policies of the Board of Governors of the Federal Reserve System, fluctuations in inflation or interest rates, changes in general economic, political or industry conditions and related credit and market conditions, the interdependence of financial service companies and adverse conditions in the stock market. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to Comerica’s filings with the SEC. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, except as required by law. For any forward-looking statements made in this prospectus or the documents incorporated by reference, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

COMERICA INCORPORATED

Comerica Incorporated (“Comerica”) is a financial services company incorporated under the laws of the State of Delaware, and headquartered in Dallas, Texas. As of December 31, 2009, it was among the 25 largest commercial bank holding companies in the United States. Comerica was formed in 1973 to acquire the outstanding common stock of Comerica Bank, which at such time was a Michigan banking corporation and one of Michigan’s oldest banks (formerly Comerica Bank-Detroit). On October 31, 2007, Comerica Bank, a Michigan banking corporation, was merged with and into Comerica Bank, a Texas banking association. As of December 31, 2009, Comerica owned directly or indirectly all the outstanding common stock of two active banking and 48 nonbanking subsidiaries. At December 31, 2009, Comerica had total assets of approximately $59.2 billion, total deposits of approximately $39.7 billion, total loans (net of unearned income) of approximately $42.2 billion and shareholders’ equity of approximately $7.0 billion.

Comerica’s principal executive office is at Comerica Bank Tower, 1717 Main Street, Dallas, Texas 75201, and its telephone number is (214) 462-6831.

COMERICA CAPITAL TRUST III

Purpose and Ownership of the Trust

Comerica Capital Trust III is a statutory trust organized under Delaware law by us solely for the following purposes:

•	to issue to Comerica the capital securities, which represent undivided beneficial ownership interests in the assets of the trust;

•	to issue to Comerica common securities in a total liquidation amount equal to a portion of the total capital of the trust; and

•	to engage in other activities that are directly related to the activities described above, such as registering the transfer of the capital securities.

Because Comerica Capital Trust III is being established only for the purposes listed above, the applicable series of junior subordinated debentures will be the sole assets of the trust, and payments under the junior subordinated debentures will be the sole source of income to the trust.

As issuer of the junior subordinated debentures, Comerica will pay:

•	all fees, expenses and taxes related to the trust and the offering of the trust’s capital securities and common securities; and

•	all ongoing costs, expenses and liabilities of the trust, except obligations to make distributions and other payments on the common securities and the capital securities.

For so long as the capital securities remain outstanding, Comerica will promise to:

•	cause the trust to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the declaration of trust;

•	own directly or indirectly all of the common securities;

•

use its commercially reasonable efforts to ensure that the trust will not be an “investment company” for purposes of the Investment Company Act of 1940, as amended, or the “Investment Company Act”; and

•

take no action that would be reasonably likely to cause the trust to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

The Trustees

The trust’s business and affairs will be conducted by its five trustees. The three administrative trustees of Comerica Capital Trust III will be individuals who are Comerica’s employees. The property trustee of the trust will hold title to the junior subordinated debentures for the benefit of the holders of the capital securities of the trust and will have the power to execute all rights and powers of a registered holder of junior subordinated debentures under the indenture for the junior subordinated debentures. The Delaware trustee will maintain its principal place of business in Delaware and meet the requirements of Delaware law for Delaware statutory trusts.

Comerica has the sole right to appoint, remove and replace any of the trustees of the trust unless an event of default occurs under the indenture. In that event, the holders of a majority in liquidation amount of the applicable capital securities will have the sole right to remove and appoint the property trustee and the Delaware trustee.

Additional Information

Comerica anticipates that the trust will not be required to file any reports with the SEC after the issuance of the capital securities. As discussed below under the caption “Accounting Treatment”, Comerica will provide certain information concerning the trust and the capital securities in the footnotes to Comerica’s financial statements included in its own periodic reports to the SEC.

Office of the Trust

The executive office of the trust is c/o Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, Dallas, Texas 75201, and its telephone number is (214) 462-6831.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Comerica will use the proceeds it receives from the sale of the offered securities for general corporate purposes, which may include:

•	funding the business of its operating units;

•	funding investments in, or extensions of credit or capital contributions to, its subsidiaries;

•	financing possible acquisitions or business expansion; and

•	refinancing outstanding indebtedness or refunding maturing indebtedness.

Comerica Capital Trust III will invest all proceeds received from the sale of its capital securities and common securities in a particular series of junior subordinated debt securities of Comerica. Comerica will use these funds as specified above.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Year Ended December 31,
	2009		2008	2007	2006	2005
Consolidated ratio of earnings to fixed charges:
Excluding interest on deposits	(a	)	1.50x	2.69x	3.49x	6.05x
Including interest on deposits	(a	)	1.21x	1.56x	1.77x	2.54x
Consolidated ratio of earnings to combined fixed charges and preferred share dividends:
Excluding interest on deposits	(b	)	1.45x	2.69x	3.49x	6.05x
Including interest on deposits	(b	)	1.19x	1.56x	1.77x	2.54x

(a)	For the year ended December 31, 2009, earnings were insufficient to cover fixed charges, excluding or including interest on deposits, by $96,000,000.
(b)	For the year ended December 31, 2009, earnings were insufficient to cover combined fixed charges and preferred share dividends, excluding or including interest on deposits, by $230,000,000.

For purposes of computing these ratios, earnings represent income after interest on tax liabilities and before income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits and on tax liabilities), whether expensed or capitalized, and that portion of rental expense (generally one-third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, Comerica’s authorized capital stock consists of 325,000,000 shares of common stock, par value $5.00 per share, and 10,000,000 shares of preferred stock, without value. The following briefly summarizes the material terms of Comerica’s common stock and outstanding preferred stock. You should read the more detailed provisions of Comerica’s certificate of incorporation and the certificate of designation relating to a series of preferred stock for provisions that may be important to you.

Common Stock

As of February 22, 2010, Comerica had outstanding 151,174,236 shares of its common stock. Comerica has also issued to the United States Department of the Treasury (“Treasury”) a warrant (the “Warrant”) to purchase 11,479,592 shares of Comerica’s common stock. See “—Fixed Rate Cumulative Perpetual Preferred Stock, Series F.” The Warrant has a 10-year term and is immediately exercisable, with an exercise price, subject to certain anti-dilution and other adjustments, equal to $29.40 per share of the Common Stock. If Comerica receives aggregate gross cash proceeds of not less than $2,250,000,000 from certain “qualified equity offerings” on or prior to December 31, 2009, the number of shares of common stock issuable pursuant to the Warrant will be reduced by one-half of the original number of shares, taking into account all adjustments, underlying the Warrant. See “—Fixed Rate Cumulative Perpetual Preferred Stock, Series F.” The Warrant is not subject to any contractual restrictions on transfer, except that Treasury may only transfer or exercise an aggregate of one-half of the warrant shares prior to the earlier of the redemption of 100% of the shares of Series F Preferred Stock and December 31, 2009.

Holders of Comerica common stock are entitled to receive dividends when, as and if declared by the Comerica board of directors out of any funds legally available for dividends. Holders of Comerica common stock are also entitled, upon the liquidation of Comerica, and after claims of creditors and preferences of Comerica preferred stock, and any other class or series of Comerica preferred stock outstanding at the time of liquidation, to receive pro rata the net assets of Comerica. Comerica pays dividends on Comerica common stock only if it has paid or provided for all dividends on the outstanding series of Comerica preferred stock, and any other class or series of preferred stock at the time outstanding, for the then-current period and, in the case of any cumulative Comerica preferred stock, all prior periods.

Comerica preferred stock has, or upon issuance will have, preference over Comerica common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Comerica. Comerica preferred stock also has such other preferences as may be fixed by the Comerica board of directors.

Holders of Comerica common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as the Comerica board of directors has provided, or may provide in the future, with respect to Comerica preferred stock or any other class or series of Comerica preferred stock that it may authorize in the future. See “—Preferred Stock.” Shares of Comerica common stock are not redeemable and have no subscription, conversion or preemptive rights.

The affirmative vote of not less than 75% of Comerica’s outstanding shares of capital stock entitled to vote may be required for certain business combinations between Comerica or its subsidiaries and persons owning 10% or more of the outstanding shares of any class or series of Comerica’s capital stock. See “Selected Provisions in the Articles of Comerica—Business Combinations With Related Persons.”

Comerica common stock is listed on the New York Stock Exchange under the symbol “CMA.” The outstanding shares of Comerica common stock are, and any shares to be issued pursuant to a prospectus supplement will be, validly issued, fully paid and non-assessable. The holders of Comerica common stock are not, and will not be, generally subject to any liability as stockholders; however, if the Comerica board of directors approves, and Comerica makes, a distribution when Comerica is insolvent, or that renders Comerica insolvent, and any of Comerica’s directors is found liable for the distribution, then Comerica stockholders may be required to pay back the amount of the distribution made to them or the portion of the distribution that caused Comerica to become insolvent.

The Transfer Agent and Registrar for Comerica common stock is Wells Fargo Bank, N.A., P.O. Box 64854, St. Paul, Minnesota 55164-0854.

The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Comerica, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

In addition, a company is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956 before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of any class of outstanding voting stock of a bank holding company, or otherwise obtaining control or a “controlling influence” over that bank holding company.

Preferred Stock

The following briefly summarizes the material terms of Comerica’s preferred stock, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by Comerica, which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of Comerica’s restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of incorporation, as amended and restated, is incorporated by reference into the registration statement of which this prospectus forms a part. The certificate of designation relating to the particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

Under Comerica’s certificate of incorporation, the board of directors of Comerica is authorized to issue up 10,000,000 shares of preferred stock in one or more series. As of the date of this prospectus, Comerica has issued 2,250,000 shares of preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series F without par value (the “Series F Preferred Stock”). Comerica’s Board of Directors is expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as the Board of Directors may determine.

Prior to the issuance of any series of preferred stock, the board of directors of Comerica will adopt resolutions creating and designating the series as a series of preferred stock, and the resolutions will be filed in a certificate of designation as an amendment to the certificate of incorporation. The term “board of directors of Comerica” includes any duly authorized committee.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise and issuances to officers, directors and employees of Comerica and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Comerica may have the effect of rendering more difficult or discouraging an acquisition of Comerica deemed undesirable by the board of directors of Comerica.

Under existing interpretations of the Board of Governors of the Federal Reserve System, if the holders of the preferred stock become entitled to vote for the election of directors because dividends on the preferred stock are in arrears as described below, preferred stock may then be deemed a “class of voting securities,” and a holder of 25% or more of the preferred stock or a holder of 5% or more of the preferred stock that is otherwise a bank holding company may then be regulated as a “bank holding company” with respect to Comerica in accordance with the Bank Holding Company Act. In addition, at such time:

•

any bank holding company or foreign bank with a U.S. presence generally would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company of 1956 to acquire or retain 5% or more of the preferred stock; and

•

any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of the preferred stock.

Before exercising its option to redeem any shares of preferred stock, Comerica will obtain the approval of the Federal Reserve Board if then required by applicable law.

The preferred stock will be, when issued, fully paid and non-assessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Comerica.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

Unless otherwise specified in connection with a particular offering of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by the board of directors of Comerica out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Comerica or, if applicable, the records of the depositary referred to below under “Description of Depositary Shares,” on the record dates fixed by the board of directors. Dividends on a series of preferred stock may be cumulative or noncumulative.

Comerica may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

•	all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of other series of preferred stock that pay dividends on a non-cumulative basis.

Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Similarly, Comerica may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Comerica ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The prospectus supplement for a series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Comerica’s common stock.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Comerica or the holder thereof and may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

Unless Comerica defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption, and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Comerica, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Comerica on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Comerica after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designation establishing such series; and

•	as required by applicable law.

Fixed Rate Cumulative Perpetual Preferred Stock, Series F

In the fourth quarter 2008, Comerica participated in the U.S. Department of Treasury’s Capital Purchase Program (“Capital Purchase Program”). Pursuant to the Capital Purchase Program, on November 14, 2008, Comerica issued to the U.S. Department of Treasury, in exchange for aggregate cash consideration of $2.25 billion, (i) 2,250,000 shares of Series F Preferred Stock, and (ii) the Warrant. See “—Common Stock.” The Series F Preferred Stock pays cumulative dividends at a rate of 5% per annum for the first five years, and thereafter at a rate of 9% per annum. In accordance with law, the Series F Preferred Stock may be redeemed by Comerica, subject to consultation with its federal banking regulator, as permitted by the U.S. Department of Treasury.

The Series F Preferred Stock is not subject to any contractual restrictions on transfer.

Selected Provisions in the Certificate of Incorporation of Comerica

The following discussion sets forth material provisions of the Comerica certificate of incorporation.

Business Combinations With Related Persons

The Comerica certificate provides that certain transactions known as “business combinations” involving persons known as “related persons” must be approved by the affirmative vote of the holders of 75% of the outstanding shares of capital stock entitled to vote and by the holders of a majority of the outstanding capital stock not beneficially owned by related persons, unless:

•	the transaction is approved by a 75% vote of Comerica’s “continuing directors” either before or after the time the related person became a related person; or

•	each of the following conditions is met:

•

the consideration to be paid for each share of any class or series of Comerica capital stock is not less that the “highest per share price” or the “highest equivalent price” paid or to be paid by the related person in acquiring any shares of the same class or series; and

•

a proxy statement, complying with the requirements of the Exchange Act, has been mailed to all Comerica stockholders to solicit their approval. The proxy statement must contain prominently the recommendation of the continuing directors as to the advisability of the business combination and, if a majority of the continuing directors deem it advisable, it must also contain the opinion of an investment banking firm regarding the fairness of the terms of the combination from the perspective of the stockholders who are not related persons.

A “Business Combination” includes:

•	any merger or consolidation of Comerica or any of its subsidiaries with a related person or any of its affiliates or associates;

•

any sale, lease, exchange, transfer or other disposition to or with a related person of all, substantially all or any substantial part (defined as assets having a value of more than 10% of the total consolidated assets of Comerica, as determined by the continuing directors) of the assets of Comerica or any of its subsidiaries;

•

any purchase, exchange, lease or other acquisition by Comerica or any of its subsidiaries of all or any substantial part of the assets or business of a related person or any of its affiliates or associates;

•	any acquisition by Comerica or any of its subsidiaries of any securities of a related person;

•

any issuance or transfer of securities of Comerica or any of its subsidiaries to any related person, other than an issuance or transfers that is made on a pro rata basis to all stockholders of the corporation; and

•	any agreement, contract or other arrangement providing for any of the transactions described in the five bullets points above.

A “Related Person” means any person or group who, together with any “affiliates” or “associates” (as each is defined in the Exchange Act), is the beneficial owner of 10% or more of the outstanding shares of any class or series of Comerica capital stock as of the record date for the determination of those stockholders entitled to vote on any business combination or immediately prior to the completion of a business combination.

“Continuing Directors” are those individuals who were members of the Comerica board of directors prior to the time a related person became the beneficial owner of 10% or more of a class or series of Comerica stock or those individuals designated as continuing directors (prior to their initial election as directors) by a majority of the then-continuing directors.

“Highest Per Share Price” is the highest price that the related person paid at any time for a share of Comerica capital stock when there is only one class or series of Comerica capital stock outstanding.

“Highest Equivalent Price” means the price of any class or series of Comerica stock that 75% of the continuing directors determine to be the equivalent to the highest price paid by the related person for any share of another class or series of outstanding stock. The continuing directors may make this determination on any basis they believe is appropriate.

Any amendment to these provisions requires the affirmative vote of (1) the holders of 75% of the outstanding shares of capital stock entitled to vote and (2) a majority of the outstanding shares of capital stock entitled to vote that is not beneficially owned by a related person. However, if the amendment is recommended to the stockholders by 75% of the continuing directors, only the vote provided under the Delaware General Corporation Law is required.

Directors

The Comerica certificate contains a number of additional provisions that are intended to delay an outside party’s ability to take control of the Comerica board of directors, even after the outside party has obtained majority ownership of Comerica common stock. The Comerica certificate provides for a classified board of directors, consisting of three classes of directors serving staggered three-year terms. Directors of Comerica may only be removed for cause by a vote of the holders of a majority of the outstanding stock entitled to vote. Vacancies on the Comerica board of directors may only be filled by the Comerica board of directors. A vacancy that results from an increase in the number of directors may be filled by a majority of the board of directors then in office. Any other vacancy, including those resulting from removal, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

If Comerica repeatedly fails to pay quarterly dividends on its nonvoting preferred stock, the holders of that preferred stock, voting separately as a class, will be entitled to elect two additional directors. See “Description of Comerica Capital Stock—Preferred Stock.”

Any amendment to the provisions summarized above requires a favorable vote, at a meeting of stockholders, of the holders of 75% of the then outstanding shares of capital stock entitled to vote. However, if the amendment is recommended to the shareholders by an affirmative vote of 75% of the board of directors, the amendment may be approved by an affirmative vote of a majority of the shares of entitled to vote.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Comerica and any deposit agreement relating to a particular series of preferred stock, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

Comerica may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Comerica will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Comerica and a bank or trust company selected by Comerica having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of Comerica, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever Comerica redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for such series of preferred stock.

However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

Comerica will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Comerica and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement, that has been amended thereby. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Comerica.

The deposit agreement may be terminated by Comerica at any time, and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by such depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than Comerica, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to Comerica notice of its intent to do so, and Comerica may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from Comerica that are delivered to the preferred stock depositary and that Comerica is required to furnish to the holders of the deposited preferred stock.

Neither the preferred stock depositary nor Comerica will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Comerica and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Comerica and the preferred stock depositary may rely upon written advice of counsel or accountants or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth the material terms and provisions of the debt securities. The debt securities offered by this prospectus will be unsecured obligations of Comerica and will be either senior or subordinated debt. The senior debt securities will be issued under an indenture, referred to in this prospectus as the senior indenture, between Comerica and The Bank of New York Mellon, as trustee, dated as of July 15, 2007, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The subordinated debt securities will be issued under an indenture, referred to in this prospectus as the subordinated indenture, between Comerica and The Bank of New York Mellon, as successor trustee, dated as of July 31, 2001, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are sometimes referred to in this prospectus collectively as the indentures and each individually as an indenture. The specific terms applicable to a particular issuance of debt securities and any variations from the terms set forth below will be set forth in the applicable prospectus supplement.

The following is a summary of the material terms and provisions of the indentures and the debt securities. You should refer to the indentures and the debt securities for complete information regarding the terms and provisions of the indentures and the debt securities. The indentures are substantially identical, except for the covenants of and provisions relating to subordination.

General

The indentures do not limit the aggregate principal amount of debt securities which Comerica may issue. Comerica issue debt securities under the indentures from time to time in one or more series. The indentures do not limit the amount of other indebtedness, or debt securities other than secured indebtedness, which Comerica or its subsidiaries may issue.

Unless otherwise provided in a prospectus supplement, the senior debt securities will be Comerica’s unsecured obligations and will rank equally with all of its other unsecured and unsubordinated indebtedness. The subordinated debt securities will be Comerica’s unsecured obligations and will be subordinated in right of payment to the prior payment in full of all of Comerica’s senior indebtedness, which term includes senior debt securities, as described below under ‘‘—Subordination.’’

Because Comerica is a holding company, its rights and the rights of its creditors, including holders of debt securities, and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that Comerica is a creditor of the subsidiary. The right of Comerica’s creditors, including holders of debt securities, to participate in the distribution of stock owned by Comerica in some of its subsidiaries, including its banking subsidiaries, may also be subject to approval by bank regulatory authorities having jurisdiction over these subsidiaries.

Each prospectus supplement will describe the following terms of the offered debt securities:

•	the title of the series;

•	any limit on the aggregate principal amount;

•	the principal payment dates;

•

the interest rates, if any, which rate may be zero if the debt securities are issued at a discount from the principal amount payable at maturity, or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar method;

•	the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

•	the interest payment dates and regular record dates;

•

the place or places where the principal of, any premium or interest on any debt securities will be payable, where any of debt securities may be surrendered for registration of transfer or exchange, and where any debt securities may be surrendered for conversion or exchange;

•

whether any of the debt securities are to be redeemable at Comerica’s option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which they may be redeemed, in whole or in part;

•

whether Comerica will be obligated to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at the holder’s option, and, if so, the dates or prices and the other terms on which the debt securities must be redeemed or purchased pursuant to this obligation and any provisions for the remarketing of the debt securities so redeemed or purchased;

•	if other than denominations of $2,000 and any integral multiple of $1,000, the denominations in which any debt securities will be issuable;

•

whether the debt securities will be convertible into Comerica common or preferred stock and/or exchangeable for other securities, whether or not issued by Comerica and, if so, the terms and conditions upon which the debt securities will be convertible or exchangeable;

•

if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•	if other than United States dollars, the currency of payment in which the principal of, any premium or interest on the debt securities will be paid;

•

whether the principal of, any premium or interest on the debt securities will be payable, at Comerica’s or the holder’s election, in a currency other than that in which the debt securities are stated to be payable, and the dates and the other terms upon which this election may be made;

•	any index, formula or other method used to determine the amount of principal of, any premium or interest on the debt securities;

•	whether the debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	whether the debt securities are senior or subordinated and, if subordinated, the applicable subordination provisions;

•

in the case of subordinated debt securities, the relative degree, if any, to which the subordinated debt securities will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of Comerica in right of payment, whether the other series of subordinated debt securities or other indebtedness is outstanding or not;

•	any deletions from, modifications of or additions to the events of default or covenants of Comerica;

•	whether the provisions described below under ‘‘—Discharge, Defeasance and Covenant Defeasance’’ will be applicable to the debt securities;

•	whether any of the debt securities are to be issued upon the exercise of warrants and the time, manner and place for the debt securities to be authenticated and delivered; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the applicable indenture.

Comerica will have the ability under the indentures to ‘‘reopen’’ a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series. Comerica is also permitted to issue debt securities with the same terms as previously issued debt securities.

Unless otherwise set forth in the applicable prospectus supplement, Comerica will only issue the debt securities in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000.

Unless otherwise set forth in the applicable prospectus supplement, principal of, premium and interest on the debt securities will initially be payable at the corporate trust office of the trustee or any other office or agency designated by us.

Interest on debt securities may be paid by check mailed to the persons entitled to the payments at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States and will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to the interest payment date.

Unless otherwise set forth in the applicable prospectus supplement, the trustee with respect to the debt securities will act as the paying agent. Comerica may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Unless otherwise set forth in the applicable prospectus supplement, holders may present the debt securities for transfer, duly endorsed or accompanied by a written instrument of transfer if so required by Comerica or the security registrar, or exchange for other debt securities of the same series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, in each case at the office or agency maintained by Comerica for this purpose, which will initially be the corporate trust office of the trustee. Any transfer or exchange will be made without service charge, although Comerica may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. Comerica is not required to issue, register the transfer of, or exchange debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities and ending at the close of business on the day of mailing or register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

The debt securities may be issued as original issue discount securities, which means that they will bear no interest or bear interest at a rate which, at the time of issuance, is below market rates. debt securities issued as original issue discount securities will be sold at a substantial discount below their principal amount. U.S. Federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price, or the principal of, or any premium or interest on, any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies or currency units, the restrictions, elections, U.S. Federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Conversion and Exchange

The terms, if any, on which debt securities are convertible into or exchangeable for, either mandatorily or at Comerica’s or the holder’s option, property or cash, common stock, preferred stock or other securities, whether or not issued by Comerica, or a combination of any of these, will be set forth in the applicable prospectus supplement.

Global Securities

The debt securities may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or its nominee. Interests in any global debt security will be shown on, and transfers of the debt securities will be effected only through, records maintained by the depositary and its participants. The specific terms of the depositary arrangement will be described in the applicable prospectus supplement.

Subordination

The subordinated debt securities will be unsecured obligations of Comerica, will rank subordinated and junior in right of payment to all “Senior Debt” (as defined below) of Comerica and will rank equally with all other unsecured and subordinated indebtedness of Comerica, whether existing at the time of issuance or created thereafter, other than subordinated indebtedness which is designated as junior to the subordinated debt securities.

If Comerica defaults in the payment of any principal of, or premium, if any, or interest on any Senior Debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Comerica cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities. Nevertheless, holders of subordinated debt securities may still receive and retain:

•

securities of Comerica or any other corporation provided for by a plan of reorganization or readjustment that are subordinate, at least to the same extent that the subordinated debt securities are subordinate to Senior Indebtedness; and

•	payments made from a defeasance trust as described below.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Comerica, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. Holders of subordinated debt securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described below, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full.

“Senior Debt” means:

(1)	obligations for money borrowed,

(2)	obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(3)	reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities,

(4)	obligations issued or assumed as the deferred purchase price of property or services,

(5)	capital lease obligations,

(6)	obligations for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts, options and swaps and similar arrangements, and

(7)	obligations of the type referred to in clauses (1) through (6) of another person and all dividends of another person the payment of which, in either case, Comerica has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

but “Senior Debt” does not include (1) any obligations which, by their terms, are expressly stated to rank pari passu in right of payment with, or to not be superior in right of payment to, the subordinated debt securities, (2) any obligations of Comerica which when incurred and without respect to any election under applicable bankruptcy law was without recourse to Comerica, (3) any obligations of Comerica to any of its subsidiaries, (4) obligations of Comerica to any employee (5) any obligations in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with Comerica that is a financing entity of Comerica in connection with the issuance by such financing entity of capital securities, or (f) trade accounts payable or accrued liabilities arising in the ordinary course of business.

Events of Default, Waiver

An “Event of Default” with respect to a series of debt securities is defined in the indentures as:

•	default for 30 days in the payment of interest on any debt securities of that series;

•	default in payment of principal or other amounts payable on any debt securities of that series when due, at maturity, upon redemption, by declaration, or otherwise;

•	failure by Comerica for 90 days after notice to perform any other covenants or warranties contained in the Indenture applicable to that series;

•	certain events of bankruptcy or reorganization of Comerica; and

•	any other event of default provided in the applicable supplemental indentures or form of security.

If a default in the payment of principal, interest or other amounts payable on the debt securities, or in the performance of any covenant or agreement, or in a manner provided in the applicable supplemental indenture or form of security, with respect to one or more series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding, treated as one class, may declare the principal of all outstanding debt securities of such series and any interest accrued thereon, to be due and payable immediately. If a default arising out of certain events of bankruptcy or reorganization of Comerica occurs, the principal of all outstanding debt securities and any interest accrued thereon shall become due and payable immediately without any further action on the part of the trustee or the holders of the debt securities. In the case of Original Issue Discount Securities, only a specified portion of the principal amount may be accelerated. If a default in the performance of any covenant or agreement with respect to all series of debt securities, or due to specified events of bankruptcy or insolvency of Comerica, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of all debt securities then outstanding, voting as a single class, may declare the principal of all outstanding debt securities and any interest accrued thereon, to be due and payable immediately. In the case of Original Issue Discount Securities, only a specified portion of the principal amount may be accelerated. Subject to certain conditions such declarations may be annulled and past defaults, except for uncured payment defaults on the debt securities, may be waived by the holders of a majority in principal amount of the outstanding debt securities of the series affected.

An Event of Default with respect to one series of debt securities does not necessarily constitute an Event of Default with respect to any other series of debt securities. The indentures provide that the trustee may withhold notice to the holders of the debt securities of any default if the trustee considers it in the interest of the holders of the debt securities to do so. The trustee may not withhold notice of a default in the payment of principal of, interest on or any other amounts due under, such debt securities.

The indentures provide that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. The trustee may decline to act if the direction is contrary to law and in certain other circumstances set forth in the applicable indenture. The trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of the holders of debt securities unless the holders offer the trustee reasonable indemnity against expenses and liabilities.

No holder of any debt security of any series has the right to institute any action for remedy unless such holder has previously given to the trustee written notice of default and the trustee has failed to take action for 60 days after the holders of not less than 25% in principal amount of the debt securities of such series make written request upon the trustee to institute such action.

The indentures require Comerica to file annually with the trustee a written statement of no default, or specifying any default that exists.

Whenever the indentures provide for an action by, or the determination of any of the rights of, or any distribution to, holders of debt securities, in the absence of any provision to the contrary in the form of debt security, any amount in respect of any debt security denominated in a currency or currency unit other than U.S. dollars may be treated for any such action or distribution as the amount of U.S. dollars that could reasonably be exchanged for such non U.S. dollar amount. This amount will be calculated as of a date that Comerica specifies to the trustee or, if Comerica fails to specify a date, on a date that the trustee may determine.

Discharge, Defeasance and Covenant Defeasance

Discharge of Indenture. The Indenture will cease to be of further effect with respect to debt securities of any series, except as to rights of registration of transfer and exchange, substitution of mutilated or defaced debt securities, rights of holders to receive principal, interest or other amounts payable under the debt securities, rights and immunities of the trustee and rights of holders with respect to property deposited pursuant to the following provisions, if at any time:

•	Comerica has paid the principal, interest or other amounts payable under the debt securities of such series;

•	Comerica has delivered to the trustee for cancellation all debt securities of such series; or

•

the debt securities of such series not delivered to the trustee for cancellation have become due and payable, or will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee, and Comerica has irrevocably deposited with the trustee as trust funds the entire amount in cash or U.S. government obligations sufficient to pay all amounts due with respect to such debt securities on or after the date of such deposit, including at maturity or upon redemption of all such debt securities, including principal, interest and other amounts.

The trustee, on demand of Comerica accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of Comerica, will execute proper instruments acknowledging such satisfaction of and discharging the Indenture with respect to such series.

Defeasance of a Series of Senior Debt Securities at Any Time. Comerica may also discharge all of its obligations, other than as to transfers and exchanges, under any series of senior debt securities at any time, which is referred to as “defeasance”.

Comerica may be released with respect to any outstanding series of debt securities from the obligations imposed by the senior indenture, that contains the covenant described below limiting consolidations, mergers and asset sales, and elect not to comply with that provision without creating an event of default. Discharge under these procedures is called “covenant defeasance”.

Defeasance or covenant defeasance may be effected only if, among other things:

•

Comerica irrevocably deposits with the trustee cash or, in the case of senior debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of, interest on, other amounts due under, and any mandatory sinking fund payments for, all outstanding senior debt securities of the series being defeased;

•	Comerica delivers to the trustee an opinion of counsel to the effect that:

•

the beneficial owners of the series of senior debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

•

the defeasance or covenant defeasance will not otherwise alter those beneficial owners’ United States federal income tax treatment of principal or interest payments or other amounts due under the series of senior debt securities being defeased;

•

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law; and

•

such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the senior indenture or any other agreement or instrument to which Comerica is a party or by which Comerica is bound.

Modification of the Indenture; Waiver of Compliance

Each indenture contain provisions permitting Comerica and the trustee to modify the indenture or the rights of the holders of debt securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of debt securities affected by the modification. Each holder of an affected debt security must consent to a modification that would:

•	change the stated maturity date of the principal of, or of any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, interest on, or any other amounts due under any debt security;

•	change the currency or currency unit of payment of any debt security;

•	change the method in which amounts of payments of principal, interest or other amounts are determined on any debt security;

•	reduce the portion of the principal amount of an Original Issue Discount Security payable upon acceleration of the maturity thereof;

•	reduce any amount payable upon redemption of any debt security;

•	impair the right of a holder to institute suit for the payment of or, if the debt securities provide, any right of repayment at the option of the holder of a debt security;

•	reduce the percentage of debt securities of any series, the consent of the holders of which is required for any modification; or

•	with respect to the subordinated indenture only, modify the provisions with respect to the subordination of the subordinated debt securities in a manner adverse to the holders.

Each indenture also permits Comerica and the trustee to amend the indenture in certain circumstances without the consent of the holders of debt securities to evidence Comerica’s merger, the replacement of the trustee, to effect changes that do not affect any outstanding series of debt security, and for certain other purposes.

Consolidations, Mergers and Sales of Assets

Comerica may not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any other corporation, unless either:

•

Comerica is the continuing corporation or the successor corporation is a United States corporation that expressly assumes the payment of the principal of, any interest on, or any other amounts due under the debt securities and the performance and observance of all the covenants and conditions of the Indenture binding upon us, and

•

Comerica or the successor corporation shall not, immediately after the merger or consolidation, sale or conveyance, be in default in the performance of any covenant or condition. (Article 9 of the Indenture)

There are no covenants or other provisions in the indentures that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Comerica or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of Comerica, or a sale or conveyance of all or substantially all of its assets. However, Comerica may provide specific protections, such as a put right or increased interest, for particular debt securities, that Comerica would describe in the applicable prospectus supplement.

Governing Law

The indentures and debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE WARRANTS TO PURCHASE

COMMON STOCK OR PREFERRED STOCK

The following summary sets forth the material terms and provisions of the common stock warrants and preferred stock warrants, that would be issued pursuant to a stock warrant agreement between Comerica and a stock warrant agent to be selected at the time of issue. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard stock warrant provisions, that is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

The stock warrants may be issued under the stock warrant agreement independently or together with any other securities offered by a prospectus supplement. If stock warrants are offered, the applicable prospectus supplement will describe the designation and terms of the stock warrants, including, without limitation, the following:

•	the offering price, if any;

•	the designation and terms of the common stocks or preferred stocks purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

•	the number of common stocks or preferred stocks purchasable upon exercise of one stock warrant and the initial price at which shares may be purchased upon exercise of the stock warrant;

•	the date on which the right to exercise the stock warrants shall commence and the date on which these rights shall expire;

•	a discussion of the material U.S. Federal income tax considerations;

•	any call provisions;

•	the currency in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the stock warrants; and

•	any other terms of the stock warrants.

The shares of common stock or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and non-assessable. This means that the shares will be paid for in full at the time they are issued, and, once they are paid for in full, there will be no further liability for further assessments or taxation.

Exercise of Stock Warrants

You may exercise your stock warrants by surrendering to the stock warrant agent your stock warrant certificate with the form of election to purchase on the reverse of the certificate properly completed and executed by you, or your authorized agent, which signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or by a member of a national securities exchange. You must indicate on the form of election whether you are electing to exercise all or a portion of the stock warrants evidenced by the certificate. You must also submit a payment of the aggregate exercise price of the stock warrants to be exercised in lawful money of the United States along with your stock warrant certificates, unless otherwise set forth in the applicable prospectus supplement. Upon receipt of the stock warrant certificate, form of election and aggregate payment, if applicable, by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the common stocks or the preferred stocks, as the case may be, a certificate representing the number of common stocks or preferred stocks purchased for issuance and delivery to you or upon your written order. If you exercise less than all of the stock warrants evidenced by any stock warrant certificate, the stock warrant agent shall deliver to you a new stock warrant certificate representing your unexercised stock warrants.

Anti-Dilution and Other Provisions

The exercise price payable, the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant, and the number of stock warrants outstanding are subject to adjustment if specified events occur. These events include:

•	the issuance of a stock dividend to holders of shares of Comerica’s common stock or preferred stock; and

•	a combination, subdivision or reclassification of Comerica’s common stock or preferred stock.

In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, Comerica may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% in the number of shares purchasable. Comerica may also, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but Comerica will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the preceding sentences, in case of any consolidation, merger, or sale or conveyance of Comerica’s property, Comerica in its entirety or substantially in its entirety, you, as a stock warrant holder, shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of common stocks or preferred stocks into which your stock warrants were exercisable immediately prior to this event.

No Rights as Shareholders

You will not be entitled, by virtue of being a stock warrant holder, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of Comerica’s directors or any other matter, or to exercise any rights whatsoever as shareholders of Comerica .

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

The following summary sets forth the material terms and provisions of the debt warrants, which would be issued pursuant to a debt warrant agreement between Comerica and a debt warrant agent to be selected at the time of issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard debt warrant provisions, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

The debt warrants may be issued under the debt warrant agreement independently or together with any other securities offered by a prospectus supplement. If debt warrants are offered, the applicable prospectus supplement will describe the designation and terms of the debt warrants, including, without limitation, the following:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise of the debt warrant;

•	the date on which the right to exercise the debt warrants shall commence and the date on which this right shall expire;

•	a discussion of the material U.S. Federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

You, as a debt warrant holder, will generally not have any of the rights of holders of Comerica debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the Comerica debt securities or to enforce any of the covenants of the Comerica debt securities or the applicable Comerica indenture.

Exercise of Debt Warrants

You may exercise your debt warrants by surrendering at the office of the debt warrant agent your debt warrant certificate with the form of election to purchase on the reverse side of the certificate properly completed and signed by you, which signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the NASD or by a member of a national securities exchange. You must also submit a payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon the exercise of debt warrants, Comerica will issue the debt securities in authorized denominations in accordance with your instructions. If you exercise less than all of the debt warrants evidenced by your debt warrant certificate, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

Comerica may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to Comerica, and Comerica to sell to or purchase from the holders, a specified number of shares of common stock, shares of preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

•	debt securities,

•	capital securities issued by trusts, all of whose common securities are owned by Comerica or by one of its subsidiaries,

•	junior subordinated debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities,

which may secure the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require Comerica to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF CAPITAL SECURITIES AND GUARANTEES

Comerica Capital Trust III will be governed by an amended and restated trust agreement (the “trust agreement”), a form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Under the trust agreement, Comerica Capital Trust III may issue, from time to time, only one series of capital securities with the terms set forth in the trust agreement or made a part of the trust agreement by the Trust Indenture Act, which terms will be set forth in the applicable prospectus supplement. The terms of Comerica Capital Trust III capital securities will generally mirror the terms of the subordinated debt securities, which Comerica Capital Trust III will purchase with the proceeds from the sale of its capital securities and its common securities. The subordinated debt securities issued to Comerica Capital Trust III will be guaranteed by Comerica on a subordinated basis and are referred to in this prospectus as the corresponding subordinated debt securities relating to Comerica Capital Trust III.

Capital Securities

The following is a summary of the material terms and provisions of the trust agreement and the capital securities. You should refer to the form of amended and restated trust agreement and to the Trust Indenture Act for complete information regarding the terms and provisions of the trust agreement and of the capital securities.

Issuance, Status and Guarantee of Capital Securities

The capital securities will represent preferred beneficial interests in Comerica Capital Trust III and you, as holders of the capital securities, will be entitled to a preference in specified circumstances, including as regards distributions and amounts payable on redemption or liquidation over the common securities of Comerica Capital Trust III. The capital securities of Comerica Capital Trust III will rank equally, and payments will be made on the capital securities pro rata, with the common securities of the trust, except as described under “—Subordination of Common Securities” below. The property trustee will hold legal title to the corresponding subordinated debt securities in trust for your benefit and for the benefit of the holder of Comerica Capital Trust III’s common securities. The common securities and the capital securities of Comerica Capital Trust III are collectively referred to as the “trust securities.”

Comerica will guarantee (the “capital securities guarantee”) the capital securities. Under the capital securities guarantee, Comerica will guarantee, on a subordinated basis, payment of distributions on the related capital securities and amounts payable on redemption or liquidation of the related capital securities, but only to the extent that Comerica Capital Trust III has funds to make these payments.

Distributions

Distributions on the capital securities will accumulate from the original issue date and will be payable on the dates specified in the applicable prospectus supplement. If any date on which these distributions are payable is not a business day, payment of the distribution payable on that date will be made on the next succeeding business day without any additional distributions or other payment in respect of the delay. However, if the next succeeding business day is in the next succeeding calendar year, payment of the distribution will be made on the immediately preceding business day, in each case as if made on the date the payment was originally payable. Each date on which distributions are payable is referred to as a “distribution date.” A “business day” is any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the trustee for the corresponding subordinated debt securities is closed for business.

Distributions on the capital securities will be payable at the rate specified in the applicable prospectus supplement and the amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable prospectus supplement. Distributions to which you are entitled will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement. References to “distributions” include any accumulated or additional distributions unless otherwise stated.

If set forth in the applicable prospectus supplement, Comerica will have the right under the subordinated indenture to defer the payment of interest on any series of corresponding subordinated debt securities for the period specified in the applicable prospectus supplement. However, no extension period may extend beyond the stated maturity of the corresponding subordinated debt securities. As a consequence of any extension, distributions on the corresponding capital securities would be deferred but would continue to accumulate additional distributions at the rate set forth in the applicable prospectus supplement, which rate will match the interest rate payable on the corresponding subordinated debt securities during the extension period, by Comerica Capital Trust III which issued the capital securities during any extension period.

The funds of Comerica Capital Trust III available for distribution to you will be limited to payments under the corresponding subordinated debt securities in which Comerica Capital Trust III will invest the proceeds from the issuance and sale of its trust securities. If Comerica does not make interest payments on those corresponding subordinated debt securities, the property trustee will not have funds available to pay distributions on the related capital securities. The payment of distributions, if and to the extent Comerica Capital Trust III has funds legally available for the payment of the distributions and cash sufficient to make the payments, is guaranteed by Comerica as set forth below.

Distributions on the capital securities will be payable to the holders of the capital securities as they appear on the register of Comerica Capital Trust III on the relevant record dates. As long as the capital securities remain in book-entry form, the record dates will be one business day prior to the relevant distribution dates. Generally, each distribution payment will be made as described under “Global Capital Securities.” If any capital securities are not in book-entry form, the relevant record date will be the date at least 15 days prior to the relevant distribution date, as specified in the applicable prospectus supplement.

Redemption or Exchange

Mandatory Redemption. Upon any repayment or redemption, in whole or in part, of any corresponding subordinated debt securities held by Comerica Capital Trust III, the property trustee will simultaneously apply the proceeds from the repayment or redemption, upon not less than 30 nor more than 60 days notice to holders of trust securities, to redeem, on a pro rata basis, trust securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the corresponding subordinated debt securities repaid or redeemed. The redemption price per trust security will be equal to its stated liquidation amount, plus any accumulated and unpaid distributions on the trust security to the redemption date, plus the related amount of premium, if any, and any additional amounts paid by Comerica upon the concurrent repayment or redemption of the corresponding subordinated debt securities. The amount described in the preceding sentence is referred to in this prospectus as the redemption price. If less than all of the corresponding subordinated debt securities are to be repaid or redeemed on a redemption date, then the property trustee shall allocate the proceeds from the repayment or redemption to the redemption pro rata of the related trust securities.

Generally, Comerica will have the right to redeem any series of corresponding subordinated debt securities at any time, in whole but not in part, upon the occurrence of a special event and subject to the conditions described in the prospectus supplement.

Special Event Redemption or Distribution of Corresponding Comerica Subordinated Debt Securities. If a special event relating to the trust securities of Comerica Capital Trust III occurs and is continuing, within 90 days following the occurrence of the special event, Comerica has the right to redeem the corresponding subordinated debt securities, in whole but not in part, and, in doing so, cause a mandatory redemption of the related trust securities, in whole but not in part, at the redemption price. At any time, Comerica has the right to dissolve

Comerica Capital Trust III and, after satisfaction of the liabilities of creditors of Comerica Capital Trust III, cause the corresponding subordinated debt securities to be distributed to the holders of the trust securities in liquidation of Comerica Capital Trust III. If Comerica does not elect to redeem the corresponding subordinated debt securities upon the occurrence of a special event, the applicable trust securities will remain outstanding. If a tax event has occurred and is continuing, additional sums may be payable on the corresponding subordinated debt securities. For purposes of this section, “additional sums” means the additional amounts as may be necessary in order that the amount of distributions then due and payable by Comerica Capital Trust III on its outstanding trust securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which it has become subject as a result of a tax event.

On and from the date fixed for any distribution of corresponding subordinated debt securities upon dissolution of Comerica Capital Trust III:

•	the trust securities will no longer be deemed to be outstanding;

•

the depositary or its nominee, as the record holder of the related capital securities, will receive a registered global certificate or certificates representing the corresponding subordinated debt securities to be delivered upon the distribution, upon surrender of the related capital securities certificates for exchange; and

•

any certificates representing the capital securities, which is not surrendered for exchange will be deemed to represent beneficial interests in the corresponding subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the capital securities and accruing interest at the rate provided for in the debt securities, which rate will equal the distribution rate on the capital securities, until the certificates are presented to the administrative trustees or their agent for exchange.

There can be no assurance as to the market prices for the capital securities or the corresponding subordinated debt securities that may be distributed in exchange for capital securities if a dissolution and liquidation of Comerica Capital Trust III were to occur. Accordingly, the capital securities that you may purchase, and the corresponding subordinated debt securities that you may receive on dissolution and liquidation of Comerica Capital Trust III, may trade at a discount to the price that you paid to purchase the capital securities.

Redemption Procedures

The property trustee shall redeem the capital securities on each redemption date at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding subordinated debt securities. The property trustee will redeem the capital securities, and shall pay the redemption price, on each redemption date only to the extent that Comerica Capital Trust III has funds on hand available for the payment of the redemption price. See also “—Subordination of Common Securities.”

If Comerica Capital Trust III gives a notice of redemption, which notice will be irrevocable, in respect of its capital securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with the depositary for the capital securities funds sufficient to pay the applicable redemption price. The property trustee will also give the depositary irrevocable instructions and authority to pay the redemption price to you, as a holder of the capital securities. If the capital securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the capital securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to you upon surrender of your certificates evidencing the capital securities. Notwithstanding the preceding sentences, distributions payable on or prior to the redemption date for any capital securities called for redemption shall be payable to you on the relevant record date for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of the deposit, all of your rights, as a holder of capital securities so called for redemption, will cease, except your right to receive the redemption price, but without interest, and your capital securities will cease to be outstanding. If any date on which any redemption price is payable is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding business day without any interest or other payment in respect of the delay. However, if the next succeeding business day falls in the next calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the proper payment date. If that payment of the redemption price is improperly withheld or refused and not paid either by Comerica Capital Trust III or by Comerica pursuant to the capital securities guarantee as described under “Description of Capital Securities Guarantees,” distributions on the capital securities will continue to accumulate interest at the then applicable rate, from the redemption date originally established by Comerica Capital Trust III for the capital securities to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Generally, Comerica or its subsidiaries, including Comerica, may purchase outstanding capital securities.

Payment of the redemption price on the capital securities will be made to the record holders as they appear on the register for the capital securities on the relevant record date, which will be one business day prior to the relevant redemption date. If any capital securities are not in book-entry form, the relevant record date for the capital securities will be a date at least 15 days prior to the redemption date, as specified in the applicable prospectus supplement.

The property trustee will allocate the aggregate liquidation amount pro rata to the trust securities based upon the relative liquidation amounts of the classes if less than all of the trust securities issued by Comerica Capital Trust III are to be redeemed on a redemption date. The property trustee will select on a pro rata basis not more than 60 days prior to the redemption date from the outstanding capital securities not previously called for redemption the particular capital securities to be redeemed by any method, including without limitation by lot, as it shall deem fair and appropriate. The property trustee will promptly notify the trust registrar in writing of the capital securities selected for redemption and, in the case of any capital securities selected for partial redemption, the liquidation amount of the capital securities to be redeemed. Generally, for purposes of the trust agreement, all provisions relating to the redemption of capital securities will relate, in the case of any capital securities redeemed or to be redeemed only in part, to the portion of the liquidation amount of capital securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at its registered address. Unless each of Comerica and Comerica Capital Trust III defaults in payment of the redemption price on the corresponding subordinated debt securities, on and after the redemption date interest will cease to accrue on the subordinated debt securities or portions of the subordinated debt securities, and distributions will cease to accrue on the related capital securities or portions of the related capital securities, called for redemption.

Subordination of Common Securities

Payment on Comerica Capital Trust III’s trust securities will be made pro rata based on the liquidation amount of the trust securities. However, if an event of default under the corresponding subordinated debt securities occurs and is continuing on any distribution date or redemption date, no payment of any distribution on, or redemption price of, any of Comerica Capital Trust III’s common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of Comerica Capital Trust III’s outstanding capital securities for all distribution periods terminating on or prior to that date, or in the case of payment of the redemption price the full amount of the redemption price on all of the Comerica Capital Trust III’s outstanding capital securities then called for redemption, have been made or provided for, and all funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, the Comerica Capital Trust III’s capital securities then due and payable.

If any event of default under the trust agreement resulting from a event of default under the corresponding subordinated debt securities occurs, the holder of the Comerica Capital Trust III’s common securities will be deemed to have waived any right to act with respect to that event of default until the effect of all of the events of default with respect to the capital securities have been cured, waived or otherwise eliminated. Until these events of default have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the capital securities and not on behalf of the holder of the Comerica Capital Trust III’s common securities, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution of Comerica Capital Trust III

Pursuant to the trust agreement, Comerica Capital Trust III will automatically dissolve upon expiration of its term and will dissolve on the first to occur of:

•	bankruptcy, dissolution or liquidation of Comerica;

•

the written direction to the property trustee from Comerica, as holder of common securities, at any time, which direction is optional and wholly within the discretion of Comerica, to dissolve Comerica Capital Trust III and distribute corresponding subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities to the holders of the trust securities in exchange for the trust securities;

•	the redemption of all of Comerica Capital Trust III’s capital securities in connection with the redemption of all corresponding subordinated debt securities; and

•	the entry of an order for the dissolution of Comerica Capital Trust III by a court of competent jurisdiction.

If an early dissolution occurs as described in the first, second and fifth bullets above or upon the date designated for automatic dissolution of Comerica Capital Trust III, Comerica Capital Trust III will be liquidated by the Comerica Capital Trust III Trustees as expeditiously as the Comerica Capital Trust III Trustees determine to be possible by distributing to the holders of the trust securities, after satisfaction of liabilities to the Comerica Capital Trust III’s creditors, corresponding subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities. However, if the property trustee determines that this distribution is not practical, the holders will be entitled to receive out of the Comerica Capital Trust III’s assets available for distribution, after satisfaction of liabilities to the Comerica Capital Trust III’s creditors, an amount equal to, in the case of holders of capital securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions on the trust securities to the date of payment, this amount being referred to in this prospectus as the liquidation distribution. If the liquidation distribution can be paid only in part because Comerica Capital Trust III has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by Comerica Capital Trust III on its capital securities will be paid on a pro rata basis. The holder of the Comerica Capital Trust III’s common securities will be entitled to receive distributions upon any liquidation pro rata with the holders of its capital securities, except that if an event of default under the corresponding subordinated debt securities has occurred and is continuing, the capital securities shall have a priority over the common securities.

Events of Default; Notice

The following constitute an event of default under the trust agreement with respect to the applicable capital securities:

•	the occurrence of an event of default on the corresponding subordinated debt securities (see “Description of Debt Securities—Events of Default”);

•	default by Comerica Capital Trust III in the payment of any distribution when it becomes due and payable, and continuation of this default for a period of 30 days;

•	default by Comerica Capital Trust III in the payment of any redemption price of any trust security when it becomes due and payable;

•

default in the performance, or breach, in any material respect, of any covenant or warranty of the Comerica Capital Trust III Trustees in the trust agreement, other than a covenant or warranty a default in the performance or breach those covenants in the preceding two bullets, and continuation of the default or breach for a period of 60 days after the holders of at least 25% in aggregate liquidation preference of the outstanding capital securities of Comerica Capital Trust III have given written notice specifying the default or breach, requiring it to be remedied and stating that the notice is a “Notice of Default” under the trust agreement, by registered or certified mail to the defaulting Comerica Capital Trust III Trustee(s); and

•

the occurrence of specified events of bankruptcy or insolvency with respect to the property trustee and the failure by Comerica, as depositor, to appoint a successor property trustee within 90 days of the occurrence.

Within 90 business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the applicable capital securities, the administrative trustees and Comerica, as depositor, unless the event of default has been cured or waived. Comerica, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

If an event of default under the corresponding subordinated debt securities has occurred and is continuing, the capital securities shall have a preference over the common securities upon dissolution of Comerica Capital Trust III as described above. See “—Liquidation Distribution Upon Dissolution of Comerica Capital Trust III.” The existence of an event of default under the trust agreement does not entitle the holders of capital securities to accelerate the maturity of the capital securities.

Removal of Comerica Capital Trust III Trustees

Unless an event of default under the corresponding subordinated debt securities has occurred and is continuing, any Comerica Capital Trust III Trustee may be removed at any time by the holder of the Comerica Capital Trust III’s common securities. If an event of default under the corresponding subordinated debt securities has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding capital securities. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in the holder of the Comerica Capital Trust III’s common securities. No resignation or removal of a Comerica Capital Trust III Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default shall have occurred and be continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the property of Comerica Capital Trust III may at the time be located, Comerica, as depositor, and the administrative trustees shall have power, at any time or times, to appoint one or more persons either to act as a co-trustee jointly with the property trustee of all or any part of the property of Comerica Capital Trust III or to act as separate trustee of any property, in either case with the powers as may be provided in the instrument of appointment. Comerica, as depositor, and the administrative trustees shall generally also have the power to vest in that person or persons in that capacity any property, title, right or power deemed necessary or desirable. If an event of default under the corresponding subordinated debt securities has occurred and is continuing, the property trustee alone shall have power to make this appointment.

Merger or Consolidation of Comerica Capital Trust III Trustees

Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Comerica Capital Trust III Trustee shall be a party, shall be the successor of the Comerica Capital Trust III Trustee under the trust agreement, so long as the corporation is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of Comerica Capital Trust III

Comerica Capital Trust III may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except as described below or as described in “Liquidation Distribution Upon Dissolution of Comerica Capital Trust III.” Comerica Capital Trust III may, at the request of Comerica, with the consent of the holders of a majority of the capital securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state so long as the following conditions are met:

•

the successor entity either: expressly assumes all of the obligations of Comerica Capital Trust III with respect to the capital securities or substitutes for the capital securities other securities having substantially the same terms as the capital securities, referred to in this prospectus as the successor securities, so long as the successor securities rank the same as the capital securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	Comerica expressly appoints a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding subordinated debt securities;

•

the successor securities are listed or traded, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the capital securities are then listed or traded, if any;

•

the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the capital securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

•

the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities, including any successor securities, in any material respect;

•	the successor entity has a purpose substantially identical to that of Comerica Capital Trust III; and

•

prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Comerica has received an opinion from independent counsel to Comerica Capital Trust III to the effect that:

—	the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities, including any successor securities, in any material respect,

—	following the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither Comerica Capital Trust III nor any successor entity will be required to register as an “investment company” under the Investment Company Act; and

—	Comerica or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the capital securities guarantee.

Notwithstanding the preceding description, Comerica Capital Trust III shall not, except with the consent of holders of 100% in liquidation amount of the capital securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, convert into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause Comerica Capital Trust III or the successor entity to be classified as other than a grantor trust for U.S. Federal income tax purposes.

Voting and Preemptive Rights

Except as provided below and under “—Removal of Comerica Capital Trustees,” “Description of Comerica Debt Securities and Comerica Guarantee—Events of Default,” “Description of Capital Securities Guarantees—Amendments and Assignment”, the holders of the capital securities will generally not have any voting rights. Holders of the capital securities have no preemptive or similar rights.

Amendment of Restated Trust Agreement

The trust agreement may be amended by Comerica and the Comerica Capital Trust III Trustees, without the consent of the holders of the trust securities:

•

to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement, or

•

to modify, eliminate or add to any provisions of the trust agreement to the extent as shall be necessary to ensure that Comerica Capital Trust III will be classified for U.S. Federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that Comerica Capital Trust III will not be required to register as an “investment company” under the Investment Company Act;

provided however, that any such action will not adversely affect in any material respect the interests of any holder of trust securities. Any such amendments of the trust agreement adopted accordingly will become effective when notice of the amendment is given to the holders of trust securities of Comerica Capital Trust III.

The trust agreement may be amended by the Comerica Capital Trust III Trustees and Comerica with the consent of holders representing not less than a majority, based upon liquidation amounts, of the outstanding trust securities and receipt by the Comerica Capital Trust III Trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the Comerica Capital Trust III Trustees in accordance with the amendment will not affect Comerica Capital Trust III’s status as a grantor trust for U.S. Federal income tax purposes or Comerica Capital Trust III’s exemption from status as an “investment company” under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to:

•

change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any payment on or after the date.

So long as any corresponding subordinated debt securities are held by the property trustee, the Comerica Capital Trust III Trustees shall not:

•

direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the subordinated indenture, or executing any trust or power conferred on that trustee with respect to the corresponding subordinated debt securities;

•	waive any past default that is waivable under the subordinated indenture, as described in “Description of the Comerica Debt Securities and Comerica Guarantee—Modification and Waiver”;

•	exercise any right to rescind or annul a declaration that the principal of all the subordinated debt securities shall be due and payable; or

•	consent to any amendment, modification or termination of the subordinated indenture or the corresponding subordinated debt securities, where the consent shall be required,

•	without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding capital securities.

However, where a consent under the subordinated indenture would require the consent of each holder of the affected corresponding subordinated debt securities, no consent shall be given by the property trustee without the prior consent of each holder of the corresponding preferred securities. The Comerica Capital Trust III Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the capital securities except by subsequent vote of the holders of the capital securities. The property trustee shall notify each holder of capital securities of any notice of default with respect to the corresponding subordinated debt securities. In addition to obtaining these approvals of the holders of the capital securities, prior to taking any of these actions, the Comerica Capital Trust III Trustees shall obtain an opinion of counsel to the effect that Comerica Capital Trust III will not be classified as an association taxable as a corporation for U.S. Federal income tax purposes on account of that action.

Any required approval or action of holders of capital securities may be given or taken at a meeting of holders of capital securities convened for that purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote to be given to each holder of record of capital securities.

No vote or consent of the holders of capital securities will be required for Comerica Capital Trust III to redeem and cancel its capital securities in accordance with the applicable trust agreement.

Even though the holders of capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by Comerica, the Comerica Capital Trust III Trustees or any affiliate of Comerica or any Comerica Capital Trust III Trustees shall, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Capital Securities

The capital securities of Comerica Capital Trust III may be issued, in whole or in part, in the form of one or more global capital securities that will be deposited with, or on behalf of, the depositary. The depositary and the specific terms of the depositary arrangement with respect to the capital securities of Comerica Capital Trust III will be described in the applicable prospectus supplement.

Payment and Paying Agency

Payments of distributions in respect of the capital securities shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates, However, if Comerica Capital Trust III’s capital securities are not held by the depositary, these payments shall be made by check mailed to the address of the holder entitled to the payments as it shall appear on the register of Comerica Capital Trust III.

Unless otherwise set forth in the applicable prospectus supplement, the paying agent shall initially be [Name of Trustee[and any co-paying agent chosen by [Name of Trustee] and acceptable to the administrative trustees and Comerica. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the administrative trustees, the property trustee and Comerica. If [Name of Trustee] shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and Comerica, to act as paying agent.

Registrar and Transfer Agent

The registrar and transfer agent for the capital securities will be named in the applicable prospectus supplement.

Registration of transfers and exchanges of capital securities will be effected without charge by or on behalf of Comerica Capital Trust III. However, the holders must pay any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Comerica Capital Trust III will not be required to register or cause to be registered the transfer of their capital securities after the capital securities have been called for redemption.

Information Concerning the Property Trustee

The property trustee undertakes to perform only those duties specifically set forth in the trust agreement. However, the property trustee must exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs. Subject to the preceding sentence, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. If, in performing its duties under the trust agreement, the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which holders of capital securities are entitled under the trust agreement to vote, then the property trustee shall take the action as is directed by Comerica. Otherwise, the property trustee shall take the action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Administrative Trustees

The administrative trustees are authorized and directed to conduct the affairs of and to operate Comerica Capital Trust III in such a way that:

•

Comerica Capital Trust III will not be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for U.S. Federal income tax purposes; and

•	the corresponding subordinated debt securities will be treated as indebtedness of Comerica for U.S. Federal income tax purposes.

In this regard, Comerica and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust of Comerica Capital Trust III or the trust agreement, that Comerica and the administrative trustees determine, in their discretion, to be necessary or desirable for these purposes, as long as the action does not materially adversely affect the interests of the holders of the related capital securities.

Capital Securities Guarantees

Concurrently with the issuance by Comerica Capital Trust III of its capital securities, Comerica will execute and deliver a capital securities guarantee for the benefit of the holders of the capital securities. The guarantee trustee acting under the capital securities guarantee for the purposes of compliance with the Trust Indenture Act will be named in the applicable prospectus supplement, and the capital securities guarantee will be qualified as an indenture under the Trust Indenture Act.

The following is a summary of the material provisions of the capital securities guarantees. You should refer to the form of capital securities guarantee and the Trust Indenture Act for more complete information regarding the provisions of the capital securities guarantee. The form of the capital securities guarantee has been filed as an exhibit to the registration statement of which this prospectus is a part. Reference in this summary to capital securities means Comerica Capital Trust III’s capital securities to which the capital securities guarantee relates. The guarantee trustee will hold the capital securities guarantee for the benefit of the holders of Comerica Capital Trust III’s capital securities.

General

Comerica will irrevocably agree to pay in full on a subordinated basis, to the extent described below, the guarantee payments, without duplication of amounts previously paid by or on behalf of Comerica Capital Trust III, to the holders of the capital securities as and when due, regardless of any defense, right of setoff or counterclaim that Comerica Capital Trust III may have or assert other than the defense of payment. The following payments with respect to the capital securities, to the extent not paid by or on behalf of Comerica Capital Trust III, are referred to in this prospectus as the guarantee payments:

•	any accrued and unpaid distributions required to be paid on the capital securities, to the extent that Comerica Capital Trust III has funds available for payment at that time;

•

the redemption price, including all accrued and unpaid distributions to the redemption date, with respect to any capital securities called for redemption, to the extent that Comerica Capital Trust III has funds available for payment at that time; and

•

upon a voluntary or involuntary dissolution, winding up or liquidation of Comerica Capital Trust III, unless the corresponding subordinated debt securities are distributed to holders of the capital securities, the lesser of:

•	the liquidation distribution, to the extent Comerica Capital Trust III has funds available for payment at that time; and

•	the amount of assets of Comerica Capital Trust III remaining available for distribution to holders of capital securities.

Comerica’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the capital securities or by causing Comerica Capital Trust III to pay these amounts to the holders.

Comerica’s obligations under the capital securities guarantee, the subordinated indenture, including its guarantee of the subordinated debt securities, and the expense agreement described below, taken together, constitute a full, irrevocable and unconditional guarantee by us of payments due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitute this guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Comerica Capital Trust’s obligations under the capital securities. See “Comerica Capital Trust III,” “Description of Capital Securities,” and “Description of Debt Securities.”

Comerica will also agree to guarantee the obligations of Comerica Capital Trust III with respect to the common securities issued by Comerica Capital Trust III to the same extent as under the capital securities guarantee. However, if an event of default under the subordinated indenture has occurred and is continuing, the holders of capital securities under the capital securities guarantee will have priority over the holders of the common securities under the common securities guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

Status of the Capital Securities Guarantees

The capital securities guarantee will constitute Comerica’s unsecured obligation and will rank subordinate and junior in right of payment to Comerica’s senior indebtedness, including its debt securities and obligations as guarantor under the subordinate indenture. For purposes of any capital securities guarantee, “senior indebtedness” means our indebtedness, including our obligations as guarantor under the subordinated indenture, outstanding at any time, except:

•	the indebtedness under the capital securities guarantee;

•

indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that the indebtedness is subordinated to or ranks equally with the capital securities guarantee or to other indebtedness which is subordinated to or ranks equally with the capital securities guarantee;

•	indebtedness to an affiliate;

•

interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws;

•	trade accounts payable; and

•

similar capital securities guarantees issued by us on behalf of holders of capital securities of any other Comerica Capital Trust or any trust, partnership or other entity affiliated with Comerica which is a financing vehicle of its or any of its affiliates in connection with the issuance by the entity of capital securities or other similar securities that are guaranteed by Comerica pursuant to an instrument that ranks equally with or junior in right of payment to the capital securities guarantee.

“Indebtedness” has the same meaning given to that term under the Comerica indentures.

The capital securities guarantee will rank equally with all other similar capital securities guarantees issued by us on behalf of holders of capital securities of any other Comerica Capital Trust or any trust, partnership or other entity affiliated with Comerica which is a financing vehicle of Comerica or any affiliate of Comerica in connection with the issuance by the entity of capital securities or other similar securities that are guaranteed by Comerica pursuant to an instrument that ranks equally with or junior in right of payment to the capital securities guarantee. The capital securities guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may generally institute a legal proceeding directly against us to enforce its rights under the capital securities guarantee without first instituting a legal proceeding against any other person or entity, including Comerica Capital Trust III.

No capital securities guarantee will be discharged except by payment of the guarantee payments in full to the extent not paid by Comerica Capital Trust III or upon distribution to the holders of the capital securities of the corresponding subordinated debt securities. None of the capital securities guarantees places a limitation on the amount of additional indebtedness that may be incurred by us. Comerica expects from time to time to incur additional indebtedness that will rank senior to the capital securities guarantees.

Amendments and Assignment

No capital securities guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding capital securities, except with respect to any changes which do not materially adversely affect the rights of holders of the related capital securities, in which case no consent will be required. All guarantees and agreements contained in the capital securities guarantee will bind our successors and assigns and will inure to the benefit of the holders of the related capital securities. Comerica may not assign Comerica’s obligations under the capital securities guarantee except in connection with a consolidation, amalgamation or merger or conveyance, transfer or lease that is permitted under the subordinated indenture and under which the person formed by the consolidation or amalgamation or into which Comerica is merged or which acquires or leases our properties and assets agrees in writing to perform Comerica’s obligations under the capital securities guarantee.

Events of Default

An event of default under the capital securities guarantee will occur upon Comerica’s failure to perform any of its payment or other obligations under the capital securities guarantee. The holders of not less than a majority in aggregate liquidation amount of the related capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power conferred upon the guarantee trustee.

Any holder of the capital securities may institute a legal proceeding directly against us to enforce its rights under the capital securities guarantee without first instituting a legal proceeding against Comerica Capital Trust III, the guarantee trustee or any other person or entity.

Comerica, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not Comerica is in compliance with all the conditions and covenants applicable to it under the capital securities guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of any capital securities guarantee, undertakes to perform only the duties specifically set forth in the capital securities guarantee. After default with respect to any capital securities guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the preceding sentence, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any capital securities guarantee at the request of any holder of any capital securities unless it is offered reasonable indemnity against the costs, expenses, and liabilities that it might incur.

Termination of the Capital Securities Guarantees

The capital securities guarantee will terminate upon:

•	full payment of the redemption price of the related capital securities;

•	the distribution of the corresponding subordinated debt securities to the holders of the related capital securities; or

•	upon full payment of the amounts payable upon liquidation of Comerica Capital Trust III.

The capital securities guarantee will continue to be effective or will be reinstated if, at any time, any holder of the related capital securities must restore payment of any sums paid with respect to the capital securities or the capital securities guarantee.

New York Law to Govern

The capital securities guarantee will be governed by and construed in accordance with the laws of the State of New York.

Expense Agreement

Pursuant to the expense agreement entered into by us under the trust agreement, Comerica will irrevocably and unconditionally guarantee to each person or entity to whom Comerica Capital Trust III becomes indebted or liable, the full payment of any costs, expenses or liabilities of Comerica Capital Trust III, other than obligations of Comerica Capital Trust III to pay to the holders of the capital securities or other similar interests in Comerica Capital Trust III of the amounts due them pursuant to the terms of the capital securities or other similar interests, as the case may be.

PLAN OF DISTRIBUTION

Comerica may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

Any such underwriters, dealers or agents may include any broker-dealer subsidiary of Comerica.

The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to Comerica from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In compliance with the guidelines of FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise specified in connection with a particular offering of securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If dealers are utilized in the sale of offered securities, Comerica will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by Comerica to one or more institutional purchasers, or through agents designated by Comerica from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Comerica to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, Comerica may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, Comerica will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Comerica at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

The broker-dealer subsidiaries of Comerica, including Comerica Securities, Inc., are members of FINRA, and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Comerica’s broker-dealer subsidiaries participate will conform with the requirements of FINRA’s conflict of interest rules.

This prospectus, together with any applicable prospectus supplement, may also be used by any broker-dealer subsidiary of Comerica in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Comerica’s broker-dealer subsidiaries may act as principal or agent in such transactions. None of Comerica’s broker-dealer subsidiaries have any obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

One or more dealers, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own accounts or as agents. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Comerica and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

Underwriters, dealers and agents may be entitled, under agreements with Comerica, to indemnification by Comerica relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Comerica and affiliates of Comerica in the ordinary course of business.

Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in the offered securities of Comerica. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

Certain provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh Plans) that are subject to Section 4975 of the Code, and entities whose assets include plan assets by reason of a plan’s investment in such entities (including, without limitation, as applicable, insurance company general accounts), from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under non-U.S., state, federal or local law. Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply, proposing to acquire the offered securities should consult with its legal counsel.

Comerica has subsidiaries, including insurance company subsidiaries and broker-dealer subsidiaries, that provide services to many employee benefit plans. Comerica and any such direct or indirect subsidiary of Comerica may each be considered a “party in interest” and a “disqualified person” to a large number of plans. A purchase of offered securities of Comerica by any such plan would be likely to result in a prohibited transaction between the plan and Comerica.

Accordingly, unless otherwise provided in connection with a particular offering of securities, offered securities may not be purchased, held or disposed of by any plan or any other person investing “plan assets” of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following Prohibited Transaction Class Exemptions (“PTCE”) or a similar exemption or exception applies to such purchase, holding and disposition:

•	PTCE 96-23 for transactions determined by in-house asset managers,

•	PTCE 95-60 for transactions involving insurance company general accounts,

•	PTCE 91-38 for transactions involving bank collective investment funds,

•	PTCE 90-1 for transactions involving insurance company separate accounts,

•	PTCE 84-14 for transactions determined by independent qualified professional asset managers, or

•	Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code for transactions with certain service providers (the “Service Provider Exemption”).

Unless otherwise provided in connection with a particular offering of securities, any purchaser of the offered securities or any interest therein will be deemed to have represented and warranted to Comerica on each day including the date of its purchase of the offered securities through and including the date of disposition of such offered securities that either:

(a)	it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing such securities or interest therein on behalf of, or with “plan assets” of, any such plan;

(b)	its purchase, holding and disposition of such securities are not and will not be prohibited because they are exempted by one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1, 84-14 or the Service Provider Exemption; or

(c)	it is a governmental plan (as defined in section 3(32) of ERISA) or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code and its purchase, holding and disposition of such securities are not otherwise prohibited.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the offered securities with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of offered securities and the availability of exemptive relief under the class exemptions listed above.

The sale of any securities to any plan is in no respect a representation by Comerica or any of its affiliates or representatives that such an investment is appropriate for or meets all relevant legal requirements with respect to investments by plans generally or any particular plan. Please consult the applicable prospectus supplement for further information with respect to a particular offering and, in certain cases, further restrictions on the purchase or transfer of securities.

LEGAL MATTERS

The validity of those securities, other than capital securities, has been be passed upon for Comerica by Mayer Brown LLP, Chicago, Illinois. The validity of the capital securities has been passed upon for Comerica Capital Trust III by special Delaware counsel, Richards, Layton & Finger, P.A., Wilmington, Delaware. In connection with particular offerings of the securities in the future, the validity of the securities, other than capital securities, may be passed upon for Comerica by one of Comerica’s lawyers or other counsel to Comerica named in the applicable prospectus supplement and for underwriters, agents or dealers by Mayer Brown LLP, Chicago, Illinois.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Comerica files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any document Comerica files in the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents Comerica files under the Exchange Act is 001-10706. Comerica’s SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

Comerica is allowed to “incorporate by reference” the information Comerica files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Comerica files subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. Comerica incorporates by reference the documents listed below and any future filings made with the SEC (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and prior to the time that Comerica sells all of the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Current Reports on Form 8-K filed January 8, 2010 and January 28, 2010 (excluding the information under Item 7.01 and the information incorporated by reference therein under Exhibit 99.1);

•	The preliminary Proxy Statement on Schedule 14A filed on March 4, 2010; and

•	The description of Comerica’s common stock contained in the Registration Statement on Form S-4/A filed on December 14, 2000 (Commission File Number 333-51042).

You may request a copy of these filings, other than exhibits unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or telephoning Comerica at the following address:

Investor Relations

Comerica Incorporated

Comerica Bank Tower

1717 Main Street

Dallas, Texas 75201

Telephone number: (214) 462-6831

22,857,143 Shares

Comerica Incorporated

Common stock

Prospectus supplement

J.P. Morgan

Sole Book-Running Manager

Sandler O’Neill + Partners, L.P.	BofA Merrill Lynch

Citi	Credit Suisse	Goldman, Sachs & Co.	Morgan Stanley

Comerica Securities

March 9, 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement, any pricing supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus supplement. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference into this prospectus supplement is accurate only as of the date of this prospectus supplement or the date of the incorporated document, as applicable, regardless of the time of delivery of this prospectus supplement or of any sale of shares of common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.